UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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USG CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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USG Corporation
550 West Adams Street Chicago, Illinois 60661

Founded in 1902

April 3, 2009

Dear Fellow Stockholder:

It is a pleasure to invite you to the 2009 USG Corporation annual meeting of stockholders. The meeting will be held at 9:00 a.m., Chicago time, on Wednesday, May 13, 2009 at our corporate headquarters located at 550 West Adams Street, Chicago, Illinois 60661-3676. The attached Notice of Annual Meeting of Stockholders and Proxy Statement discuss the items scheduled for a vote by stockholders at the meeting.

This year, we are pleased to be using the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders over the Internet. As a result, most of our stockholders will receive in the mail a notice regarding availability of the proxy materials for the annual meeting on the Internet instead of paper copies of those materials. The notice regarding availability of proxy materials contains instructions on how to access the proxy materials over the Internet. The notice also contains instructions on how stockholders can receive paper copies of the proxy materials, including a proxy or voting instruction form. We believe this new process should expedite stockholders’ receipt of proxy materials, lower the cost of our annual meeting and help to conserve natural resources.

It is important that your shares be represented at the annual meeting, whether or not you plan to attend the meeting. Please vote your shares over the Internet or by telephone. If you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy or voting instruction form you received.

Please vote your shares as soon as possible. This is your annual meeting, and your participation is important.

Sincerely,

William C. Foote
Chairman of the Board
and Chief Executive Officer

USG CORPORATION
550 West Adams Street
Chicago, Illinois 60661-3676

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

The 2009 USG Corporation annual meeting of stockholders will be held at our corporate headquarters located at 550 West Adams Street, Chicago, Illinois 60661-3676 on Wednesday, May 13, 2009 at 9:00 a.m., Chicago time, for the following purposes:

1. to elect two directors for a three-year term;

2. to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending December 31, 2009; and

3. to transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

Pursuant to our By-laws, any matter to be presented for consideration at the meeting must have satisfied the procedural and legal requirements referred to in the accompanying proxy statement.

Only stockholders of record at the close of business on March 16, 2009 will be entitled to vote at the annual meeting.

An admission ticket (or other proof of stock ownership) and a form of photo identification will be required for admission to the annual meeting. If your shares are registered in your name and you received your proxy materials by mail, please mark the space on your proxy form if you plan to attend the annual meeting. An admission ticket is attached to your proxy form. If your shares are registered in your name and you received or accessed your proxy materials electronically over the Internet, click the appropriate box on the electronic proxy form or follow the telephone instructions when prompted and an admission ticket will be held for you at the registration desk at the annual meeting. If you hold shares through a broker, bank or other nominee, you will be required to present a current statement from that institution reflecting your ownership of shares of our stock, the notice regarding the availability of proxy materials you received or the non-voting portion of the voting instruction form you received.

By order of the Board of Directors,

Ellis A. Regenbogen
Vice President, Associate General Counsel
and Corporate Secretary

April 3, 2009

YOUR VOTE IS IMPORTANT
Please vote your shares promptly by using the Internet or the telephone. If you received a paper copy of a proxy or voting instruction form for the annual meeting by mail, you may submit that form by completing, signing, dating and returning it in the pre-addressed envelope provided.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PRINCIPAL STOCKHOLDERS
PROPOSAL 1 -- ELECTION OF DIRECTORS
NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS FOR A THREE-YEAR TERM TO EXPIRE IN 2012
Directors Continuing in Office (Terms Expiring in 2010)
Directors Continuing in Office (Terms Expiring in 2011)
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION AND ORGANIZATION COMMITTEE REPORT
2008 SUMMARY COMPENSATION TABLE
2008 GRANTS OF PLAN-BASED AWARDS TABLE
2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
2008 OPTION EXERCISES AND STOCK VESTED TABLE
2008 PENSION BENEFITS TABLE
2008 NONQUALIFIED DEFERRED COMPENSATION TABLE
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
2008 DIRECTOR COMPENSATION TABLE
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES
PROPOSAL 2 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS
ADDITIONAL INFORMATION
DEADLINE FOR STOCKHOLDER PROPOSALS

USG Corporation
550 West Adams Street
Chicago, Illinois 60661-3676

PROXY STATEMENT

The accompanying proxy is solicited on behalf of the Board of Directors for use at our annual meeting of stockholders to be held on Wednesday, May 13, 2009 in accordance with the accompanying notice. This proxy statement and the accompanying proxy were first made available to our stockholders on or about April 3, 2009.

Q:  What is a proxy statement?

A:	A proxy statement provides you with information related to the matters upon which you are asked to vote as a stockholder to assist you in voting your shares. We are required to make this proxy statement available to you under rules of the Securities and Exchange Commission in connection with our solicitation of your proxy.

Q:	Why did I receive a notice in the mail regarding the Internet availability of the proxy statement and related proxy materials instead of a paper copy of the proxy materials?

A.	This year, we are pleased to be using the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders over the Internet. As a result, most of our stockholders are receiving in the mail a notice regarding the availability of proxy materials on the Internet instead of paper copies of the notice of annual meeting and proxy statement, our 2008 annual report on Form 10-K and the letter from our Chairman and Chief Executive Officer and our President and Chief Operating Officer. All stockholders receiving the notice will be able to access the notice of annual meeting, proxy statement, annual report and letter over the Internet and to request paper copies of those documents by mail. Instructions on how to access those documents over the Internet or to request paper copies of them may be found in the notice. In addition, the notice contains instructions on how you may request to receive proxy materials in printed form by mail or through e-mail access on an ongoing basis.

Q:	Why did I not receive a notice in the mail about the Internet availability of the proxy statement and related proxy materials?

A:	Stockholders who have previously requested to receive proxy materials in paper form or through e-mail access are being provided copies of the proxy materials in the format previously requested instead of receiving the notice regarding Internet availability of the proxy materials.

Q:	How may I obtain a paper copy of the proxy statement and proxy materials?

A:	Stockholders receiving a notice regarding the Internet availability of the proxy materials will find instructions about how to obtain a paper copy of the proxy materials in the notice. Stockholders receiving e-mail notification of the availability of the proxy materials will find instructions about how to obtain a paper copy of the proxy materials in that e-mail. Stockholders who do not receive a notice or an e-mail will receive a paper copy of the proxy materials by mail.

Q:	Who is entitled to vote at the annual meeting?

A:	All record holders of our common stock at the close of business on our record date of March 16, 2009 are entitled to vote their shares at the annual meeting. On that date, there were 99,198,813 shares of our common stock issued and outstanding and entitled to vote. Each share is entitled to one vote on each matter presented at the annual meeting. The shares of common stock are our only securities entitled to vote at the annual meeting.

Q:	How do I vote?

A:	We have both “stockholders of record,” or “registered stockholders,” and “street name” stockholders. If your shares are registered in your name with Computershare Investor Services LLC, our transfer agent, you are a “stockholder of record” or “registered stockholder.” You are a “stockholder of record,” for example, if you hold a certificate for your shares. If your shares are held in the name of a broker, bank or other nominee, you are a “street name” holder.

Whether you hold shares directly as a stockholder of record or as a street name holder, you may direct how your shares are voted by proxy without attending the annual meeting. There are three ways to vote by proxy:

•	By Internet — You can vote over the Internet at www.proxyvote.com by following the instructions on the notice regarding Internet availability of proxy materials or the proxy or voting instruction form you received;

•	By telephone — You can vote by telephone by calling 1-800-690-6903 and following the instructions on the notice regarding Internet availability of proxy materials or the proxy or voting instruction form you received; or

•	By mail — If you received your proxy materials by mail, you can vote by mail by signing, dating and mailing the enclosed proxy or voting instruction form.

If you are a “street name” holder and you wish to vote your shares in person at the annual meeting, you must obtain a proxy from your broker, bank or other nominee giving you the right to vote your shares at the meeting. If you own share units through the USG Corporation Investment Plan, or Investment Plan, and you are also a stockholder of record, your proxy form will allow you to designate the manner in which you want both the shares registered in your name and the shares represented by your Investment Plan units voted at the annual meeting. If you own share units through the Investment Plan, but you do not own any shares of our common stock as a “stockholder of record,” you will be able to designate the manner in which you want the shares represented by those share units voted at the annual meeting by voting over the Internet, by telephone or by signing, dating and returning the proxy voting form you receive from Broadridge Financial Solutions, or Broadridge.

The Northern Trust Company, as trustee of the Investment Plan, or the Trustee, held 286,201 shares of our common stock on the record date. Only the Trustee, as of the record date, can vote the shares held by the Investment Plan. However, the Investment Plan provides that Investment Plan participants are entitled to instruct the Trustee how the shares allocated to their accounts under the Investment Plan are to be voted. The Investment Plan also provides that unallocated shares and shares for which no instructions are received by the Trustee will be voted by the Trustee in the same proportion as those shares for which instructions are received, unless otherwise required by law. Thus, Investment Plan participants will be exercising power and control as a named fiduciary of the Investment Plan not only over the shares allocated to their own accounts, but also over a portion of the undirected shares. By submitting voting instructions over the Internet, by telephone or by signing and returning the proxy voting form accompanying this proxy statement, an Investment Plan participant will be directing the Trustee to vote the shares allocated to his or her account under the Investment Plan, in person or by proxy, as instructed, at the annual meeting of stockholders. Investment Plan participants may revoke previously submitted voting instructions by filing with Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717, the Investment Plan proxy tabulator, either a written notice of revocation or a properly completed and signed proxy form bearing a later date.

Q:	What does it mean to vote by proxy?

A:	It means that you give someone else the right to vote your shares in accordance with your instructions. We are asking you to give your proxy to our Proxy Committee, comprised of our Chairman and Chief Executive Officer and our Corporate Secretary. In this way, you ensure that your vote will be counted even if you are unable to attend the annual meeting.

If you sign and submit your proxy or voting instruction form without giving specific instructions on how to vote your shares, in accordance with the recommendation of the Board of Directors, the Proxy Committee will vote your shares in the following manner:

•	For the election of the Board’s nominees for director; and

•	For ratification of the appointment of Deloitte Touche LLP as our independent registered public accountants for 2009.

Q:	What happens if other matters are presented at the annual meeting?

A:	If other matters are properly presented at the annual meeting, the Proxy Committee will have discretion to vote your shares for you on those matters in accordance with its best judgment if you have granted a proxy. However, we have not received timely notice from any stockholder of any other matter to be presented at the annual meeting.

Q:	What are my choices when voting?

A:	You may cast your vote in favor of electing one or more of the nominees for director or to withhold authority to vote for one or more of the nominees. You may cast your vote for or against, or you may abstain from voting your shares on, each other proposal.

Q:	What if I submit a proxy and later change my mind?

A:	If you have given your proxy and wish to revoke it and change your vote, you may do so by (1) giving written notice to our Corporate Secretary, (2) voting in person at the annual meeting, (3) granting a subsequent proxy over the Internet or by telephone or (4) if you received your proxy materials by mail, submitting another signed proxy form with a date later than your previously delivered proxy.

Q:	What vote is required to approve each matter?

A:	Assuming a quorum is present at the annual meeting, each of the matters specified in the notice of the annual meeting requires the affirmative vote of a majority of the shares actually voted at the meeting in person or by proxy.

Q:	What constitutes a quorum?

A:	A quorum is present if a majority of the outstanding shares of our common stock is present or represented by proxy at the annual meeting. A quorum is required to conduct the annual meeting.

Q:	How are “broker non-votes” and abstentions treated?

A:	“Broker non-votes” occur when nominees, such as brokers and banks, holding shares on behalf of “street name” owners do not receive voting instructions from those owners regarding a matter and do not have discretionary authority to vote on the matter under the rules of the New York Stock Exchange. Those rules allow nominees to vote in their discretion on “routine” matters, such as the election of directors and the ratification of the appointment of independent registered public accountants, even if they do not receive voting instructions from the “street name holder”. On non-routine matters, nominees cannot vote unless they receive instructions from the “street name” owner. The failure to receive such instructions as to a non-routine matter results in a broker non-vote. Broker non-votes are counted for purposes of determining whether a quorum is present at the annual meeting, but because they are not votes they will not affect the outcome of the vote on any matter presented at the annual meeting.

Abstentions are counted for purposes of determining whether a quorum is present, but they are not treated as votes cast. Accordingly, they do not affect the election of directors or any of the other matters specified in the notice of the annual meeting.

Q:	What if I receive more than one notice or e-mail regarding the Internet availability of the proxy materials or more than one paper copy of the proxy materials?

A:	Receiving more than one notice, e-mail or paper copy means your shares are registered in two or more accounts. To vote all of your shares by proxy, please complete, sign, date and return each proxy and voting instruction form that you receive, or vote the shares in each account to which those forms relate by Internet or telephone, and vote by Internet or telephone the shares in each account for which you receive a notice or e-mail regarding Internet availability of the proxy materials and do not request and receive a proxy or voting instruction form.

Q:	Who will count the vote?

A:	A representative or representatives of Broadridge will count the votes and serve as Inspector of Election. The Inspector of Election will be present at the annual meeting.

Q:	Who pays the cost of this solicitation?

A:	USG is paying the cost of this proxy solicitation. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses they incur in forwarding proxy material to “street name” holders.

Q:	What if I have a question regarding my shares or my mailing address?

A:	If you are a registered stockholder, please contact Computershare Investor Services LLC directly at 250 Royall Street, Canton, Massachusetts 02021. If you are a “street name” holder, please contact your broker, bank or other nominee directly.

Important Notice Regarding the Availability of the Proxy Materials for the
Stockholder Meeting to be held on
May 13, 2009

This proxy statement and our 2008 annual report on Form 10-K are available to you on the Internet at www.proxyvote.com.

PRINCIPAL STOCKHOLDERS

The following table provides information regarding the beneficial ownership of our common stock by all persons known by us to be the beneficial owner of more than 5% of our common stock on the record date. This information is based upon statements on Schedule 13D or 13G or Form 3 or 4 filed by those persons with the Securities and Exchange Commission.

Name and Address	Amount of
of Beneficial Owner	Beneficial Ownership	Percent of Class

Berkshire Hathaway Inc. (a)	43,387,981	34.57
1440 Kiewit Plaza Omaha, Nebraska 68131
Fairfax Financial Holdings Limited (b)	16,083,430	14.90
95 Wellington Street West, Suite 800 Toronto, Ontario, Canada M5J 2N7
Gebr. Knauf Verwaltungsgesellschaft KG (c)	14,757,258	14.88
Am Bahnhof 7 97346 Iphofen Federal Republic of Germany

(a)	The number of shares shown as beneficially owned includes 17,072,192 shares held by National Indemnity Company, a Nebraska insurance corporation (“NICO”), which is an indirect subsidiary of Berkshire Hathaway, Inc., a Delaware corporation (“Berkshire”), and 26,315,789 shares that may be acquired upon conversion of the $300 million of our 10% contingent convertible senior notes due 2018 held by Berkshire Hathaway Life Insurance Company of Nebraska, a Nebraska corporation (“BH Nebraska”), Berkshire Hathaway Assurance Corporation, a New York corporation (“BH Assurance”), and General Re Life Corporation, a Connecticut corporation (“General Re Life”), all of which are affiliates of Berkshire, at the current conversion price of $11.40 per share. BH Nebraska is the holder of $160 million of the notes, which are currently convertible into 14,035,087 shares of our common stock, BH Assurance is the holder of $90 million of the notes, which are currently convertible into 7,894,737 shares of our common stock, and General Re Life is the holder of $50 million of the notes, which are currently convertible into 4,385,965 shares of our common stock. Warren E. Buffett, an individual, may be deemed to control Berkshire, which controls OBH Inc., a Delaware Corporation and direct subsidiary of Berkshire that is the direct parent of NICO (“OBH”), NICO, BH Nebraska, BH Assurance and General Re Life. Mr. Buffet, Berkshire and OBH may be considered to have beneficial ownership of the shares held by NICO. Mr. Buffet, Berkshire, OBH and NICO share voting and investment power with respect to the shares held by NICO. Mr. Buffett and Berkshire may be considered to have beneficial ownership of the notes held by BH Nebraska, BH Assurance and General Re Life. NICO is the direct parent of BH Nebraska and BH Assurance, and it and OBH also may be considered to have beneficial ownership of the notes held by BH Nebraska and BH Assurance. Kolnische Ruckversicherungs-Gesellschaft AG, a company formed under the laws of Germany and an indirect subsidiary of Berkshire that is the direct parent of General Re Life (“Cologne Re”), General Reinsurance Corporation, a Delaware corporation and an indirect subsidiary of Berkshire that is the direct parent of Cologne Re (“General Reinsurance”), and General Re Corporation, a Delaware corporation and a direct subsidiary of Berkshire that is the direct parent of General Reinsurance (“General Re”), also may be considered to have beneficial ownership of the notes held by General Re Life. Each of BH Nebraska, BH Assurance and General Re Life shares voting and investment power with respect to the notes it holds. Mr. Buffet, Berkshire, NICO and OBH share voting and investment power with respect to the notes held by BH Nebraska and BH Assurance, and Mr. Buffet, Berkshire, Cologne Re, General Reinsurance and General Re share voting and investment power with respect to the notes held by General Re Life.

(b)	The number of shares shown as beneficially owned includes 8,771,930 shares that may be acquired upon conversion of the $100 million of our 10% contingent convertible senior notes due 2018 held by affiliates of Fairfax Financial Holdings Limited, a Canadian Corporation (“Fairfax”), at the current conversion price of $11.40 per share. Fairfax, V. Prem Watsa, an individual, 1109519 Ontario Limited, an Ontario, Canada corporation, The Sixty Two Investment Company Limited, a British Columbia, Canada corporation, and 810679 Ontario Limited, an Ontario, Canada corporation, have shared voting and dispositive power with respect to 15,883,430 of the reported shares. Odyssey Re Holdings Corp., a Delaware corporation, and Odyssey America Reinsurance Corporation, a Connecticut corporation, have shared voting and dispositive power with respect to 6,536,143 of the reported shares. Falcon Insurance Company (Hong Kong) Limited, a wholly-owned subsidiary of Fairfax, holds 200,000 of the reported shares.

(c)	Gebr. Knauf Verwaltungsgesellschaft KG, a limited partnership organized under the laws of Germany, has sole voting and dispositive power with respect to all of the reported shares.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors currently consists of 11 directors. The number of directors will be reduced to nine following the annual meeting. James C. Cotting, who has been a director since October 1987 and whose term as a director expires at the 2009 annual meeting, is not standing for re-election at the 2009 annual meeting in accordance with our director retirement guidelines. Keith A. Brown, who has been a director since May 1993 and whose term as a director also expires at the 2009 annual meeting, is also not standing for re-election.

Our directors are divided into three classes, with each class elected for a three-year term. Because Messrs. Brown and Cotting are not standing for re-election, only two directors comprise the class of directors to be elected at the annual meeting. The other two classes will be elected in 2010 and 2011.

The two candidates nominated by the Board for election as directors at the annual meeting are identified below. If either of those nominees becomes unavailable prior to the annual meeting, the Board will reduce the size of the Board to eliminate that position, nominate a candidate in place of the unavailable nominee, in which case all shares represented by proxies received by the Board will be voted for election of the substitute nominee, unless authority to vote for all candidates nominated by the Board is withheld, or leave the position vacant until a later date.

Director Independence

The listing standards of the New York Stock Exchange, or NYSE, require that a majority of our directors and all members of our Audit, Compensation and Organization and Governance Committees be independent. Our Corporate Governance Guidelines provide that, as a matter of policy, at least 80% of our directors should be independent in accordance with the NYSE listing standards and our By-laws and Corporate Governance Guidelines. Following the annual meeting, and until one or more additional directors who meet those independence criteria are elected to the Board, seven of our nine directors, or 78%, will be independent in accordance with those criteria.

Under the NYSE listing standards, a director is considered independent only if the Board “affirmatively determines that the director has no material relationship with . . . [us] (either directly or as a partner, stockholder or officer of an organization that has a relationship with . . . [us].” A director is not independent if the director does not meet certain standards specifically set out in the NYSE listing standards.

The independence standards in our Corporate Governance Guidelines provide that if a director (or any entity of which he or she is a director, officer or holder of 10% or more of the outstanding ownership interest) and we have any relationship that accounts for more than 1% of our or the other entity’s annual revenue and/or expenses, or a 5% ownership interest by one in the other, that director will not be independent. Members of legal, accounting or auditing firms providing services to us are also not independent under our By-laws.

Using the standards for determining the independence of its members described above, and based upon information provided by each of our directors and the recommendation of the Governance Committee of our Board of Directors, the Board has determined that each of our directors, except Mr. Foote, our Chairman and Chief Executive Officer, and Mr. Metcalf, our President and Chief Operating Officer, is independent as defined by the NYSE listing standards and our By-laws and Corporate Governance Guidelines.

In making this determination, the Board considered the following transactions, relationships and arrangements involving the directors identified below that are not otherwise required to be disclosed in this proxy statement under the Securities and Exchange Commission’s rules:

•	Robert L. Barnett is a director of a corporation from which we purchased plant equipment during 2008;

•	W. Douglas Ford is a director of a corporation from which we purchase materials used in our manufacturing processes;

•	Steven F. Leer is a director of a corporation from which we purchase rail transportation services and serves on the boards of the Business Roundtable and the National Association of Manufacturers with Mr. Foote; and

•	Mr. Foote and one of our directors are members of the same business and social clubs in Chicago.

Director Nominees and Directors Continuing in Office

Set forth below is information regarding the nominees for election as directors and information regarding the current directors in each class continuing in office after the annual meeting.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
FOR A THREE-YEAR TERM TO EXPIRE IN 2012

The Board of Directors recommends a vote FOR the election of both of the nominees for director.

JOSE ARMARIO, 49, has been Group President, McDonald’s Canada and Latin America of McDonald’s Corporation since February 2008. He became President, Latin America of McDonald’s Corporation in 2003. He previously served as Senior Vice President and International Relationship Partner for McDonald’s Corporation and as director of Ronald McDonald House Charities in Latin America. Mr. Armario is a director of the International Advisory Board and President’s Council of the University of Miami. He also is a director of the Council of the Americas — New York and The Chicago Council of Global Affairs and is a board member of the Mexican Chamber of Commerce. Mr. Armario has been a director since January 2007 and is a member of the Board’s Audit and Corporate Affairs Committees.

W. DOUGLAS FORD, 65, retired as Chief Executive, Refining & Marketing, of BP Amoco p.l.c. and Managing Director of BP p.l.c in 2002. He is a director of Air Products and Chemicals, Inc. and Suncor Energy Inc. He also is a Trustee of the University of Notre Dame. Mr. Ford has been a director since November 1996. He is Chair of the Board’s Corporate Affairs Committee and is a member of its Compensation and Organization and Governance Committees.

Directors Continuing in Office (Terms Expiring in 2010)

LAWRENCE M. CRUTCHER, 66, is a member of the Board of Advisors, and previously was Managing Director, of Veronis Suhler Stevenson, a private equity and structured capital fund manager. Mr. Crutcher has been a director since May 1993. He is Chair of the Board’s Governance Committee and is a member of its Audit and Finance Committees.

WILLIAM C. FOOTE, 58, has been our Chairman and Chief Executive Officer for more than the past five years. He was also our President until January 2006. Mr. Foote is Deputy Chairman of the Board of The Federal Reserve Bank of Chicago and a director of Walgreens Co., Kohler Co. and the National Association of Manufacturers. He is a Trustee of the Museum of Science and Industry in Chicago, a life Trustee of Northwestern Memorial Health Care and a member of the Civic Committee of The Commercial Club and the Business Roundtable. Mr. Foote has been a director since March 1994.

STEVEN F. LEER, 56, has been Chairman and Chief Executive Officer of Arch Coal, Inc., a coal producing company, since April 2006. Prior thereto, he was President and Chief Executive Officer of that company. Mr. Leer is a director of Norfolk Southern Corporation, the Western Business Roundtable and the Mineral Information Institute. He also is a director and past Chairman of the Center for Energy and Economic Development, the National Coal Council and the National Mining Association. He is a delegate to the Coal Industry Advisory Board of the International Energy Agency in Paris, a director of the Greater St. Louis Area Boy Scouts of America and a member of the boards of the National Association of Manufacturers and the Business Roundtable. Mr. Leer has been a director since June 2005. He is Chair of the Board’s Compensation and Organization Committee and is a member of its Finance and Governance Committees.

JUDITH A. SPRIESER, 55, was the Chief Executive Officer of Transora, Inc., an information technology software and services company, until March 2005. Prior to founding Transora in 2000, she was Executive Vice President (formerly Chief Financial Officer) of Sara Lee Corporation. Ms. Sprieser is a director of Allstate Corporation, Intercontinentalexchange Inc., Reckitt-Benckiser PLC, Royal Ahold, N.V. and Adecco S.A., and is a member of the Board of Trustees of Northwestern University. Ms. Sprieser has been a director since February 1994. She is Chair of the Board’s Finance Committee and is a member of its Compensation and Organization and Governance Committees.

Directors Continuing in Office (Terms Expiring in 2011)

ROBERT L. BARNETT, 68, retired as Executive Vice President of Motorola, Inc. in 2005. He previously served as President and Chief Executive Officer, Commercial, Governmental and Industrial Solutions Sector, and President, Land Mobile Products Sector, of Motorola, Inc. Mr. Barnett is a director of Johnson Controls, Inc., Central Vermont Public Service Corporation and EF Johnson Technologies, Inc., and a director and Treasurer of the Lincoln Foundation for Performance Excellence. He is a Senior Baldridge Examiner and a licensed professional engineer. Mr. Barnett has been a director since May 1990. He is Chair of the Board’s Audit Committee and is a member of its Corporate Affairs and Governance Committees.

MARVIN E. LESSER, 67, has been Managing Partner of Sigma Partners, L.P., a private investment partnership, and President of Alpina Management, LLC, an investment advisor, for more than the past five years. He is a director of Golfsmith International Holdings, Inc. and St. Moritz 2000 Fund, Ltd. Mr. Lesser has been a director since May 1993. He is a member of the Board’s Audit and Compensation and Organization Committees.

JAMES S. METCALF, 51, is our President and Chief Operating Officer. Prior to assuming that position in January 2006, he was Executive Vice President and President, USG Building Systems, from February 2004. He is a director of Molex Incorporated. Mr. Metcalf has been a director since May 2008.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Meetings of the Board of Directors

The Board held 11 meetings, and its committees held a total of 28 meetings, during 2008. Each director attended at least 75% of the meetings of the Board and the committees on which he or she served.

Two executive sessions of the Board are required to be held annually by our Corporate Governance Guidelines. One executive session was held in February 2008 and conducted by the Chair of the Compensation and Organization Committee to review Mr. Foote’s performance in 2007 and to consider his compensation for 2008. A second session was held in November 2008 and conducted by the Chair of the Governance Committee to review the results of the Board’s self evaluation process. Unscheduled executive sessions may be held at the request of one or more directors. Such an executive session was held in February 2008 and conducted by the Chair of the Compensation and Organization Committee to discuss compensation matters. The directors attending each executive session select a presiding director for that session.

Committees of the Board of Directors

The Board has five standing committees. They are the

•	Audit Committee,

•	Compensation and Organization Committee,

•	Corporate Affairs Committee,

•	Finance Committee, and

•	Governance Committee.

Each committee has a charter that requires its members to be “independent” as defined in the New York Stock Exchange listing standards and our By-laws and Corporate Governance Guidelines. The following table indicates the current members of each Board committee.

Compensation
and
Name	Audit		Organization		Corporate Affairs		Finance		Governance

Jose Armario	x				x
Robert L. Barnett	x	*			x				x
Keith A. Brown	x				x
James C. Cotting					x		x
Lawrence M. Crutcher	x						x		x	*
W. Douglas Ford			x		x	*			x
Steven F. Leer			x	*			x		x
Marvin E. Lesser	x		x
Judith A. Sprieser			x				x	*	x

*	Chair

Audit Committee

The Audit Committee’s responsibilities include

•	assisting the Board in monitoring the integrity of our financial statements, our compliance with financial reporting and related legal and statutory requirements and the independence and performance of our internal and external auditors, and

•	selecting and employing, subject to ratification by our stockholders, a firm of independent registered public accountants to audit our financial statements and internal control over financial reporting each year, which firm is ultimately accountable to the Audit Committee and the Board.

The Board of Directors has determined that each of the members of the Audit Committee is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The Board has also determined that each member of the Audit Committee is independent as defined by the applicable New York Stock Exchange and Securities and Exchange Commission rules. The Audit Committee met 10 times during 2008.

Compensation and Organization Committee

The Compensation and Organization Committee’s responsibilities include

•	reviewing and making recommendations to the Board regarding management organization, succession and development programs, and the election of Corporation officers,

•	reviewing and approving, or recommending for approval, officers’ salaries, incentive compensation and bonus awards,

•	making, itself or through a subcommittee, the decisions required by a committee of the Board under all equity compensation plans we have adopted, and

•	reporting to the Board changes in salary ranges for all major position categories and changes in our retirement, group insurance, investment, management incentive compensation and other benefit plans.

The Compensation and Organization Committee met four times during 2008.

Corporate Affairs Committee

The Corporate Affairs Committee’s responsibilities include

•	reviewing and recommending policies and programs important to our position with constituencies whose understanding and goodwill are necessary to our success, and

•	reporting to the Board periodically regarding our activities in fulfilling our social responsibilities and complying with public policy, including environmental compliance, employee safety and occupational health, equal employment opportunity, product safety, corporate contributions and our relationship to the communities in which we operate.

The Corporate Affairs Committee met three times during 2008.

Finance Committee

The Finance Committee’s responsibilities include

•	providing review and oversight of, and making recommendations to the Board regarding, financing requirements and programs, operating and capital expenditures budgets, relationships and communications with banks, other lenders and creditors and stockholders, dividend policy and acquisitions, divestitures and significant transactions affecting our capital structure and ownership,

•	reporting to the Board periodically regarding the funding and investment performance of our qualified retirement plans and authorizing necessary or desirable changes in actuarial assumptions for funding those retirement plans, and

•	considering any other matters as may periodically be referred to the Committee by the Board.

The Finance Committee met seven times during 2008.

Governance Committee

The Governance Committee’s responsibilities include

•	making recommendations to the Board concerning the size and composition of the Board and its committees,

•	recommending nominees for election or reelection as directors,

•	considering other matters pertaining to Board membership, such as the compensation of non-employee directors, and

•	evaluating Board performance and assessing the adequacy of, and compliance with, our Corporate Governance Guidelines and Code of Business Conduct.

The Governance Committee met four times during 2008.

Stockholder Nominee Recommendations and Criteria for Board Membership

The Governance Committee considers director nominee recommendations submitted by our stockholders. Director nominee recommendations from stockholders must be in writing and include a brief account of the nominee’s business experience during the past five years, including principal occupations and employment during that period and the name and principal business of any corporation or organization of which the nominee is a director. Stockholder director nominee recommendations should be sent to the Governance Committee, USG Board of Directors, c/o Corporate Secretary, 550 West Adams Street, Chicago, Illinois 60661-3676. Recommendations may be submitted at any time, but will not be considered by the Governance Committee in connection with an annual meeting unless received on or before the date prior to the annual meeting determined as provided in our By-laws. The director nominee recommendation submission deadline for the 2010 annual meeting of stockholders is described under “Deadline for Stockholder Proposals” on page 50 of this proxy statement.

Our process for reviewing and selecting new director nominees involves seeking out candidates who possess the background, skills and expertise to make a significant contribution to the Board, USG and our stockholders. Desired qualities for our directors, including those recommended for nomination by our stockholders, are described in our Corporate Governance Guidelines and on our website www.usg.com. Those qualities include high-level leadership experience in business activities, ability and willingness to contribute special competencies to Board activities and personal attributes such as integrity, willingness to apply sound and independent business judgment and assume broad fiduciary responsibility and awareness of a director’s vital contribution to our corporate image. Additional search criteria may be determined by the Governance Committee. Generally, to fill a vacancy or to add an additional director, the Governance Committee retains an executive search firm to assist in identifying and recruiting appropriate candidates. Any director candidate selected by this process or as a result of a stockholder recommendation is expected to meet with a number of directors, including the Chair of the Governance Committee, prior to any decision to nominate the candidate for election to the Board.

Communications with Directors

Stockholders and other interested parties may send communications to our directors as a group or individually by addressing them to the director or directors at USG Corporation, c/o Corporate Secretary, 550 West Adams Street, Chicago, IL 60661-3676. Stockholder communications will be reviewed by the Corporate Secretary for relevance to our business and then forwarded to the intended director(s), if appropriate. Stockholders may meet directors before or after the annual meeting. As a matter of policy, all directors are expected to attend the annual meeting. All directors attended the 2008 annual meeting.

Corporate Governance

Our By-laws, Corporate Governance Guidelines and Code of Business Conduct, and the charters of our Board committees, are posted on our website www.usg.com. A printed copy of those documents is available upon written request from the Corporate Secretary, USG Corporation, 550 West Adams Street, Chicago, IL 60661-3676.

In January 2006, in connection with the rights offering we effected to finance a portion of the payments required by our plan of reorganization, we entered into an equity commitment agreement with Berkshire Hathaway Inc., our largest stockholder, to provide a backstop commitment with respect to the rights offering. In connection with that commitment, Berkshire Hathaway acquired 6,969,274 shares of our common stock. We also entered into a shareholder’s agreement with Berkshire Hathaway pursuant to which it agreed to vote 469,274 of those shares, an additional 3,602,918 shares it has acquired subsequent to the rights offering and certain other shares it acquires in the future on all matters submitted to our stockholders, other than approval of a “poison pill,” in the same proportion as shares owned by all stockholders are voted. The shareholder’s agreement also includes restrictions on Berkshire Hathaway’s ownership of our common stock and acquisition proposals it may make.

In addition, we have a stockholder rights plan that became effective in January 2007 and was amended in December 2008 in an effort to protect our net operating loss carryforwards. Under the plan, as amended, if any person becomes the beneficial owner of 4.99% or more of our voting stock from December 5, 2008 through September 30, 2009, stockholders other than the 4.99% triggering stockholder will have the right to purchase additional shares of our common stock at half the market price, thereby diluting the triggering stockholder; provided that shareholders whose beneficial ownership, as of 4:00 p.m., New York City time, on December 4, 2008, exceeded 4.99% of the Company’s then-outstanding common shares are exempt under the plan so long as they do not acquire additional common shares, except as otherwise provided by agreements existing as of that time. Common shares that otherwise would be deemed to be “beneficially owned” under the plan by reason of ownership of our convertible notes (including ownership of the common shares into which the notes are convertible) are also exempted during the period in which the beneficial ownership threshold under the plan is 4.99%. After September 30, 2009, the beneficial ownership threshold level under the plan will revert to the 15% level in effect prior to amendment of the plan, unless the Board determines otherwise. The plan also provides that, during the seven-year standstill period under our shareholder’s agreement with Berkshire Hathaway, its (or certain of its affiliates) acquisition of shares of our common stock will not trigger the rights to the extent Berkshire Hathaway complies with the terms of the shareholder’s agreement and, following that seven-year standstill period, acquisitions of our common stock by any of them will not trigger the rights unless Berkshire Hathaway or its affiliates acquire beneficial ownership of more than 50% of our voting stock on a fully diluted basis.

The rights plan will expire on January 2, 2017. However, our Board of Directors has the power to accelerate or extend the expiration date of the rights. In addition, a Board committee composed solely of independent directors will review the rights plan at least once every three years to determine whether to modify the plan in light of all relevant factors. The first such review is required by the end of 2009.

More information about, and copies of, the agreements referred to in this section and other related agreements are included in reports or statements we filed with the Securities and Exchange Commission on January 30, 2006, February 28, 2006, December 21, 2006 and December 5, 2008.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information as of the record date regarding beneficial ownership of our common stock by each director and nominee for director, each executive officer named in the Summary Compensation Table and all directors, nominees and executive officers as a group, including any shares held by executive officers through the Investment Plan.

	Common Shares
	Beneficially Owned,	Shares Subject to
	Excluding Shares	Vested Options and
	Subject to Options	Options and
	and Restricted	Restricted Stock	Deferred	Total Beneficial
	Stock Units	Units that Vest	Stock Units	Stock and Stock
Name	(a)	Within 60 Days	(b)	Unit Holdings	Percent of Class

Jose Armario	813	0	14,950	15,763	*
Robert L. Barnett	17,406	0	0	17,406	*
Edward M. Bosowski	32,199	0	0	32,199	*
Keith A. Brown (c)	294,759	0	0	294,759	*
James C. Cotting	6,008	0	5,642	11,650	*
Brian J. Cook	18,328	18,941	0	37,269	*
Lawrence M. Crutcher	15,625	0	0	15,625	*
Stanley L. Ferguson	21,320	28,052	0	49,372	*
Richard H. Fleming	71,631	48,608	0	120,239	*
William C. Foote (d)	139,380	176,513	0	315,893	*
W. Douglas Ford (e)	10,356	0	11,602	21,958	*
Steven F. Leer	3,545	0	15,560	19,105	*
Marvin E. Lesser	18,166	0	7,254	25,420	*
James S. Metcalf	28,434	52,642	0	81,076	*
Judith A. Sprieser	15,225	0	0	15,225	*

All directors and executive officers as a group (23 persons) (f)	694,179	414,816	55,008	1,164,003	1.17

*	Less than one percent

(a)	Unless otherwise noted, each individual or member of the group has sole voting power and investment power with respect to the shares shown in this column.

(b)	Indicates the non-voting deferred stock units credited to the account of the individual director or members of the group under our Stock Compensation Program for Non-Employee Directors described on page 45 of this proxy statement. The units increase and decrease in value in direct proportion to the market value of our common stock and are paid in cash or stock following termination of Board service.

(c)	Includes 271,430 shares held by trusts of which Mr. Brown is a trustee. 103,430 of these shares are pledged to a bank as security for a real estate development project loan.

(d)	Includes 10,000 shares held by Mr. Foote’s spouse and 1,000 shares held for the benefit of his children. Mr. Foote disclaims beneficial ownership with respect to all of those shares.

(e)	Includes 628 shares Mr. Ford holds in joint tenancy with his spouse as to which he shares voting power and investment power.

(f)	Includes 2,000 shares held by an executive officer in joint tenancy with his wife as to which the executive officer shares voting power and investment power.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures Regarding Related Party Transactions

Our Code of Business Conduct provides that all of our employees, including our executive officers, and our directors, must avoid “conflicts of interest” - situations where their personal interest may be inconsistent with our interest and may interfere with the employee’s or director’s objectivity in making business decisions on our behalf. A conflict of interest may exist, for example, when an employee, officer or director (or one of their family members) has a financial interest in a company with which we do business or if an employee, officer or director in a position to influence business dealings with a company (a) has a direct or indirect interest in that company that would reasonably be viewed as significant to that person and (b) the amount of business done between us and that company is significant.

All of our employees and directors are required to report conflicts of interest so that we may address the situation properly. After disclosure, some conflicts of interest can be resolved through implementing appropriate controls for our protection. Where an appropriately disclosed conflict of interest is minor and not likely to adversely impact us, we may consent to the activity. In other cases where appropriate controls are not feasible, the person involved will be requested not to enter into, or to discontinue, the relevant transaction or relationship.

All of our executive officers and other salaried employees are required to disclose actual or potential conflicts of interest in which they may be personally involved in an annual certification reviewed by our Internal Audit and Legal Departments. In addition, all of our executive officers are required to disclose actual or potential conflicts of interest by quarterly certifications. Employees who complete these certifications are also required promptly to report in writing to the Internal Audit Department any conflict of interest situations that arise during the period between certifications.

Conflict of interest situations reported by employees are addressed by our Business Ethics Committee made up of representatives from our Internal Audit, Legal and Human Resources Departments, and, where appropriate, by senior management. If the conflict of interest involves one of our executive officers, the situation will be addressed by our Board of Directors or the Audit Committee of the Board. Quarterly reports of conflicts of interest and the resolution of them are provided to our Compliance Committee, Chairman and Chief Executive Officer and President and Chief Operating Officer in accordance with our disclosure controls and procedures.

We recognize that directors may be connected with other organizations with which we have business dealings from time to time. Under our Corporate Governance Guidelines, it is the responsibility of each director to advise the Chairman of the Board and the Governance Committee of the Board, through its Chair, of any affiliation with public or privately held businesses or enterprises that may create a potential conflict of interest, potential embarrassment to us, or possible inconsistency with our policies or values. Directors are also to advise the Chairman of the Board and the Governance Committee in advance of accepting an invitation to serve on the board of another public company.

We annually solicit information from our directors in order to monitor potential conflicts of interest. In accordance with our Corporate Governance Guidelines, any actual or potential conflict of interest involving a director will be investigated by the Governance Committee, with management assistance as requested, to determine whether the affiliation or transaction reported impairs the director’s independence and whether it is likely to adversely impact us. If the Committee determines that the director’s independence would be impaired, or the affiliation or transaction would likely impact us adversely, the director would generally be asked not to enter into, or to discontinue, the reported relationship or to resign from the Board. In other circumstances, the Committee will generally determine what, if any, controls, reporting and/or monitoring procedures are appropriate for our protection as a condition for approving the reported relationship or transaction. Relationships that give rise to potential conflicts of interest are generally not considered to adversely impact us if they are not required to be disclosed pursuant to Item 404(a) of the Securities and Exchange Commission’s Regulation S-K because

•	the amount involved in the transaction is less than $120,000,

•	the director’s only relationship to the other party involved in the transaction is as a director,

•	the director’s interest arises solely from the ownership of our stock and all holders of our stock received the same benefit on a pro rata basis,

•	the transaction involves rates or charges determined by competitive bids, or

•	the transaction involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

The foregoing policies and procedures apply to transactions involving our directors and executive officers and their immediate family members required to be reported under Item 404 (a) of Regulation S-K. Pursuant to a written directive issued by our Chairman and Chief Executive Officer, transactions required to be reported under that Item involving holders of more than 5% of our common stock are subject to review by an officer at the level of Executive Vice President or above to determine whether they are on an arm’s-length basis.

Compensation of all of our executive officers is approved by our Compensation and Organization Committee or the Board of Directors and compensation of our directors is approved by the Board.

Issuance of Convertible Senior Notes

In November 2008, we issued $400 million aggregate principal amount of 10% Contingent Convertible Senior Notes due 2018 to affiliates of Berkshire Hathaway Inc. and Fairfax Financial Holdings Limited. The notes are initially convertible into shares of our common stock at a conversion price of $11.40 per share. The conversion rate is subject to adjustment in certain events. The notes will mature on December 1, 2018 and are non-callable until December 1, 2013, after which we may elect to redeem all or part of the notes at stated redemption prices, plus accrued and unpaid interest. The notes bear cash interest at the rate of 10% per year.

In connection with the issuance of notes, we entered into separate securities purchase agreements and registration rights agreements with Berkshire Hathaway and Fairfax. Pursuant to the securities purchase agreements, Berkshire Hathaway and Fairfax have the right, for so long as they own any notes, to participate in any of our future issuances of common stock, subject to certain exceptions. In the event we issue common stock, Berkshire Hathaway and Fairfax may each purchase up to that portion of the common stock being issued that equals their ownership percentage in our common stock prior to such issuance (assuming conversion of their notes).

Under the registration rights agreements, we granted Berkshire Hathaway and Fairfax demand and piggyback registration rights with respect to all of the notes and shares of common stock held by them and specified affiliates from time to time. The registration rights agreements entitle each of Berkshire Hathaway and Fairfax to make three demands for registration of all or part of the notes or common stock held by them and their affiliates, subject to certain conditions and exceptions. The registration rights agreements also provide that, subject to certain conditions and exceptions, if we propose to file a registration statement under the Securities Act of 1933, as amended, with respect to an offering of securities on a form that would permit registration of the notes or shares of common stock that are held by Berkshire Hathaway, Fairfax or the specified affiliates, then we will offer Berkshire Hathaway, Fairfax and their specified affiliates the opportunity to register all or part of their notes or shares of common stock on the terms and conditions set forth in the applicable registration rights agreement. The registration rights agreement with Berkshire Hathaway amended and restated the registration rights agreement we entered into with Berkshire Hathaway in January 2006.

The securities purchase agreements and registration rights agreements were approved by our Board of Directors. More information about, and copies of, the agreements referred to in this section and other related agreements are included in a report we filed with the Securities and Exchange Commission on November 26, 2008.

Shareholder’s Agreement with Berkshire Hathaway

In connection with the equity commitment agreement we entered into with Berkshire Hathaway in January 2006, we entered into a shareholder’s agreement with Berkshire Hathaway pursuant to which Berkshire Hathaway agreed, among other things, that for a period of seven years following completion of our rights offering, except in limited circumstances, it will not acquire additional beneficial ownership of our voting securities if, after giving effect to the acquisition, it would own more than 40% of our voting securities on a fully diluted basis. Berkshire Hathaway further agreed that, during that seven-year period, it would not solicit proxies with respect to our securities or submit a proposal or offer involving a merger, acquisition or other extraordinary transaction unless the proposal or offer is

•	requested by our Board, or

•	made to the Board on a confidential basis and is conditioned on approval by a majority of our voting securities not owned by Berkshire Hathaway and a determination by the Board as to its fairness to stockholders and, if the proposed transaction is not a tender offer for all shares of common stock or an offer for the entire company, is accompanied by an undertaking to offer to acquire all of our shares of common stock outstanding after completion of the transaction at the same price per share as was paid in the transaction.

Under the shareholder’s agreement, for the same seven-year period, we agreed to exempt Berkshire Hathaway from our existing or future poison pills to the extent that Berkshire Hathaway complies with the terms and conditions of the shareholder’s agreement. If there is a shareholder vote on a poison pill that does not contain this agreed exemption, Berkshire Hathaway may vote without restriction all the shares it holds to approve or disapprove the proposed poison pill. On all other matters, Berkshire Hathaway is required to vote certain of the shares it owns as described under “Corporate Governance” on page 11 of this proxy statement. We and Berkshire Hathaway also agreed that, after the seven-year standstill period ends, during the time that Berkshire Hathaway owns our equity securities, Berkshire Hathaway will be exempted from our poison pills, except that our poison pills may require that Berkshire Hathaway does not acquire (although it may continue to hold) beneficial ownership of more than 50% of our voting securities, on a fully diluted basis, other than pursuant to an offer to acquire all shares of our common stock that is open for at least 60 calendar days.

The equity commitment agreement and shareholder’s agreement were approved by our Board of Directors.

Transactions with Principal Stockholders

We purchase products, principally fiberglass and insulation, and services, including newswire and pipeline services, from subsidiaries of Berkshire Hathaway in the ordinary course of our business. The aggregate amount of those purchases in 2008 was approximately $15.2 million. We purchase insulation from affiliates of Gebr. Knauf Verwaltungsgesellschaft KG, or Knauf, in the ordinary course of business. Those purchases aggregated approximately $17.1 million in 2008. We sold approximately $1.3 million of products to affiliates of Knauf in 2008. We are a partner with an affiliate of Knauf in a joint venture that manufactures and markets cement-based panels in Europe and the former Soviet Union. The joint venture had sales of approximately $34.5 million in 2008.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

USG’s executive compensation philosophy is to provide a competitive total compensation package that aligns the interests of management with those of stockholders, motivates management to achieve our long-term strategic and annual operating objectives and enables us to attract and retain talented executives.

We align management’s interests with those of our stockholders by using equity-based long-term incentive awards, including awards that vest only upon the achievement of performance objectives, and by maintaining stock ownership guidelines. We also align management’s interests with those of stockholders by basing a significant portion of targeted annual incentive awards on our consolidated net earnings.

We motivate management to achieve our strategic growth and annual operating objectives by designing compensation programs that reward performance. Approximately 75% of compensation opportunity for our officers as a group is variable based on achievement of earnings, total stockholder return and annual operating targets and assessment of individual performance. The annual operating targets and individual performance objectives are selected to motivate management to achieve both short-term operating and long-term strategic objectives.

We attract and retain talented managers by ensuring that compensation opportunity is competitive in relation to similar positions in similar organizations. Our objective is to provide executive officers with the opportunity to earn total compensation between the 50th and 75th percentiles of a comparator group of companies. We also adjust compensation levels based on internal equity. We do this to appropriately reward the valued service of talented and experienced managers and to facilitate succession planning objectives.

We implement our executive compensation philosophy through the following programs:

Program	Description	Participants	Objectives Achieved

ANNUAL CASH COMPENSATION

Base Salary	Annual cash compensation based on competitive market data and individual performance	All salaried employees	Reward Performance Market Competitive Compensation

Annual Management Incentive Program	Annual cash incentive awards based on achievement of corporate earnings, annual operating and individual performance objectives	All executive officers and approximately 300 other managers	Reward Performance Market Competitive Compensation Stockholder Alignment

LONG-TERM INCENTIVE COMPENSATION

Long-Term Incentive Plan	Equity-based incentives, including stock options, restricted stock units and/or performance shares. The awards vary based on position, individual performance, potential and competitive practice	All executive officers and approximately 260 other managers	Stockholder Alignment Reward Performance Market Competitive Compensation Retention

BENEFITS / PERQUISITES

Retirement, Health and Welfare Benefits	Pension plan, investment plan, medical, dental and other welfare benefits	All employees	Market Competitive Compensation Retention

Executive Benefits and Other Perquisites	Death, disability and personal liability insurance, financial planning, tax preparation, company automobile and other benefits	All executive officers and certain other senior managers	Market Competitive Compensation Retention

In addition to these compensation programs, we provide two types of employment security agreements for our executive officers. Employment Agreements provide compensation if an executive officer is terminated without cause. Change-In-Control Severance Agreements provide executive officers compensation if there is a change in control and the executive officer is either terminated without cause or the executive leaves for “good reason,” as defined in the agreements. These agreements help us to attract and retain talented executives, protect our intellectual property, reduce the potential for employment litigation and avoid the loss of executives to our competitors and other corporations.

Committee Position on Incentives and Excessive Risk

The Compensation and Organization Committee, or Committee, of our Board of Directors believes that the design of our compensation programs encourages management not to take excessive risks to maximize earnings or meet performance objectives in a single year at the expense of our long-term objectives as a result of their balance between salary, short-term and long-term incentives. Our annual Management Incentive Program has a mix of financial, operating and individual performance elements. Our Long-Term Incentive Plan uses a variety of equity compensation awards (stock options, restricted stock units and performance shares) that have extended vesting periods and provide different incentives. Together with our stock ownership guidelines (discussed on page 26 of this proxy statement), this balanced array of incentives encourages management to achieve both short-term operating and long-term strategic objectives.

In February 2009, the Committee and our Board of Directors approved several additions to the annual Management Incentive Program for 2009 that are intended to further align that Program with shareholder interests, so that management will be encouraged not to take excessive risks. Those additions are:

•	a minimum EBITDA threshold that must be satisfied before any payouts can be made under the Program;

•	limiting the payout under the Program to a maximum of two times the par, or target, incentive award; and

•	adoption of a “clawback” provision that will allow the Board to recoup excess incentive compensation paid to an executive officer if our financial statements are restated due to fraud or intentional wrongdoing of the executive officer.

The Committee and the Board also approved revised forms of equity award agreements that include similar “clawback” provisions.

Overview of 2008 Business Results and Performance-Based Compensation; Outlook for 2009

Our financial results for 2008 reflected the larger-than-anticipated contraction in the housing market, a downturn in commercial construction and the general economic recession. Since a significant portion of compensation opportunity for our executives varies based on financial and operating performance, actual compensation for 2008 was below targeted levels.

Forty percent of the target award under our annual Management Incentive Program is based on net earnings, and no payout was made under this segment of the Program for 2008. The balance of the target award is based on achievement of annual operating objectives and individual performance. The three elements of the Program (share of net earnings, annual operating objectives and individual performance) are independent of each other. Program participants have an opportunity to earn at least a partial payout by achieving operational targets and/or individual performance objectives, even if no payout is earned for the share of the earnings segment. In 2008, we were able to achieve and in some cases exceed a number of our annual operating objectives, which resulted in a partial payout under the 2008 annual Management Incentive Program averaging 57% of par for our named executive officers.

We designed the annual Management Incentive Program in recognition of the cyclical nature of our industry. The Committee believes this design provides management with a strong incentive to maximize operational performance at all points of the business cycle. During peak years, corporate earnings may be driven in part by market conditions, but strong operational and individual performance must be achieved to earn a maximum payout under the Program unless our net earnings exceed our historical record high. Similarly, at the bottom of the cycle, when (as now) market conditions provide less earnings opportunity or we incur a net loss, management still has strong incentive to maximize operational efficiency and productivity and to enhance our market leadership positions. The annual Management Incentive Program and the payouts for 2008 are discussed in more detail beginning on page 23 of this proxy statement.

Our common stock price declined significantly during 2008. Accordingly, all stock options awarded in 2006, 2007 and 2008 have an exercise price significantly above the market price of our common stock and are “out of the money”. These options will not provide realizable economic benefit to their holders until the market price exceeds the exercise price. Also, restricted stock units awarded in those years have a value substantially below the grant date value and our total return to shareowners was among the bottom group of the companies in the Dow Jones

U.S. Construction and Materials Index, which we use to determine the vesting of performance shares awarded to executive officers. Based on these results, we do not expect to meet the threshold necessary for vesting of performance shares awarded in 2007 and 2008.

Based on our view of the continued difficult market environment for our business, we have instituted a number of measures to reduce costs and create financial flexibility. Among the compensation measures approved by the Committee and Board in February 2009 was management’s proposal not to increase base salary or annual incentive award opportunity for executive officers in 2009. The Committee also approved equity awards under the Long-Term Incentive Plan which reflected a decrease in value of approximately 45% compared to awards granted in 2008 in anticipation of market practice in 2009 and in recognition of the significant decrease in the market price of our common stock.

Compensation and Organization Committee

Our executive compensation programs are overseen by the Committee. The Committee is comprised of independent directors as defined by the New York Stock Exchange’s listing standards. The current Committee members are Steven F. Leer (Chair), W. Douglas Ford, Marvin E. Lesser and Judith A. Sprieser. The Committee’s charter charges it with various accountabilities, including:

•	“to review and make recommendations to the Board of Directors with respect to management organization, succession and development programs, the election of corporate officers and their compensation;

•	to make decisions required by a committee of the Board of Directors under all stock option and restricted and deferred stock plans; and

•	to approve and report to the Board of Directors changes in salary ranges for all other major position categories and changes in retirement plans, group insurance plans, investment plans or other benefit plans and management incentive compensation or bonus plans.”

The Committee’s charter is reviewed at least annually. The charter can be found on our website www.usg.com.

Committee Calendar and Meetings

The Committee meets as necessary. Normally the Committee meets between four and six times a year. In 2008, the Committee held four meetings and also acted twice by unanimous written consent in lieu of a meeting. The agendas for meetings and the annual Committee calendar are developed by management in consultation with the Committee Chair. The Committee has retained a compensation consultant, and one or more of its representatives are usually in attendance at its meetings. The Committee periodically holds meetings or executive sessions to review matters with its compensation consultant without management present.

Management’s Role in Compensation

Our Human Resources Department is responsible for the administration of our executive compensation, benefits and related programs. The Senior Vice President, Human Resources is accountable for making proposals to the Committee for changes in compensation and benefit programs at the request of either management or the Committee. The Senior Vice President, Human Resources is also the primary management contact for the Committee Chair.

The Chairman and Chief Executive Officer, the Senior Vice President, Human Resources, the Senior Director, Executive Compensation, and the Director, Compensation usually attend Committee meetings to present matters for consideration by the Committee and to answer questions regarding those matters. Other executive officers and senior managers may attend meetings at the request of either management or the Committee to provide information and answer questions relevant to the Committee’s consideration of matters presented to it. Management’s consultant also attends these meetings to provide background and respond to questions.

The Chief Executive Officer recommends to the Committee changes in compensation for executive officers (other than himself) based on his assessment of each individual’s performance, contribution to our results and potential for future contributions to our success. The Committee meets in executive session without any members of management present to review the performance and compensation of the Chief Executive Officer, to evaluate compensation proposals made by management and to make decisions with respect to those proposals.

Once each year (typically in July) management provides the Committee with an overview of all compensation and benefit plans pertaining to executive officers, including the purpose and cost of the programs and the value delivered to the participants by the programs. The Committee uses this information when evaluating subsequent compensation proposals by management and in developing its own proposals for changes to executive officer compensation.

The Chief Executive Officer and the Senior Vice President, Human Resources also lead an annual review for the Board of our management succession plans. This review provides the Committee and other Board members with information regarding the performance and potential of our management team that can be taken into account when executive compensation decisions are made.

Compensation Consultants

The Committee has retained Watson Wyatt Worldwide as a compensation consultant to provide the Committee with an independent review of USG’s executive compensation programs. Watson Wyatt was selected by the Committee and works under the direction of the Committee Chair. Watson Wyatt’s primary role is to provide an independent analysis of competitive market data and to assist the Committee in evaluating compensation proposals made by management. The Committee has also on occasion asked Watson Wyatt to assist it in developing the compensation package for our Chief Executive Officer.

Watson Wyatt does not provide advisory services to management. At the direction of the Committee Chair, Watson Wyatt may meet with management and/or management’s consultant to review management’s proposals prior to the Committee’s review. A representative of Watson Wyatt generally attends the Committee’s meetings. USG pays Watson Wyatt’s consulting fees after approval by the Committee Chair.

Management also uses consultants to provide analysis and advice with respect to executive compensation programs and practices. Management’s primary advisor for compensation-related matters is Exequity, LLP. Exequity assists management in analyzing competitive market practices and benchmark data and in developing proposals for review by the Committee. It does not provide any services to USG other than executive compensation consulting.

Management also contracts with Hewitt Associates to conduct an annual competitive review of our executive compensation pay practices against a comparator group of companies. The study assists management in comparing compensation levels for our executive officers to compensation levels of the comparator group. Hewitt does not assist management in formulating proposals for compensation changes for executive officers and does not attend Committee meetings. Hewitt provides other services to us related to the administration of our retirement, health and welfare benefit plans.

Setting Compensation Levels — Compensation Committee Annual Review

In February of each year, the Committee sets the level of each element of compensation for our executive officers. As part of this process, the Committee considers market competitiveness, current market conditions, performance for the prior year and internal equity.

Market Competitiveness

Since 2003, management has engaged Hewitt Associates to conduct an annual Executive Compensation Competitive Review to compare all elements of compensation for our executive officers to the compensation opportunity provided for similar positions by approximately 25 industrial and/or Chicago-based companies. Each executive officer’s position, including the Chief Executive Officer’s position, is compared to similar positions in this comparator group in terms of base salary, annual incentive, long-term incentive, the estimated value of benefits/perquisites and total compensation.

The study provides the Committee with market information that enables it to evaluate total compensation opportunity, the mix of fixed and variable compensation elements and how total compensation is divided between the various compensation elements. The Committee uses the information to evaluate recommendations made by management with respect to compensation of our executive officers other than the Chief Executive Officer and to develop its own recommendations with respect to the compensation of the Chief Executive Officer.

We select our comparator companies from among those for which data is available in Hewitt Associates’ Total Compensation Measurement data base, based on their similarity to USG in terms of industry, annual revenue, complexity of operations, business cyclicality and geographic location. They are the types of companies with which we compete for talent, and the median revenue of the group approximates our annual revenues. For the 2008 study, the companies included in the comparator group were:

American Standard Companies	Dover Corporation	PacTiv Corporation
Armstrong World Industries, Inc.	FMC Technologies, Inc.	Potash Corp
Ball Corporation	Kennametal Inc.	The Sherwin-Williams Company
The Black and Decker Corporation	Lennox International, Inc.	Texas Industries, Inc.
Boise Cascade Holdings	Martin Marietta Materials, Inc.	Vulcan Materials, Company
Borg Warner, Inc.	Masco Corp.	W.W. Grainger, Inc.
Brunswick Corporation	MeadWestvaco Corp.	Wm. Wrigley Jr. Company
Cooper Industries, Inc.	Owens Corning Corporation

We have designed our executive compensation package to be market competitive in total. Our objective is to provide executive officers with the opportunity to earn total compensation generally between the 50th and 75th percentiles of the comparator group, with above median actual compensation for above median performance. Executives who are new in a position may be below the median for one or more elements of compensation. To reward extraordinary accomplishments, to promote retention and/or to maintain internal equity, we may pay an element of compensation in excess of the 75th percentile. In circumstances where the scope of our executive’s position differs significantly from the scope of responsibility of similarly titled positions in the comparator group companies, the Committee may set compensation opportunity for that executive outside this range. The Committee is comfortable with setting one or more elements of an executive’s compensation opportunity below the 50th or above the 75th percentile because the Committee is primarily concerned with the competitiveness of our executive officers’ total compensation opportunity rather than the opportunity represented by any one individual element of compensation.

Total target net compensation (salary, annual incentive opportunity and long-term incentive opportunity) for each of the named executive officers (excluding Mr. Bosowski, who took retirement effective May 31, 2008) for 2008 was as follows:

	50th percentile	75th percentile

Mr. Foote	118%	96%
Mr. Metcalf	113%	96%
Mr. Fleming	104%	89%
Mr. Ferguson	120%	103%
Mr. Cook	105%	86%

Mr. Ferguson’s total compensation opportunity was targeted slightly above the 75th percentile for 2008 as a matter of internal equity to appropriately reflect his skills and contributions to our success relative to the skills and contributions of other named executive officers.

Performance

The Committee assesses the performance of the Chief Executive Officer in executive session at the February Committee meeting. This assessment is the basis for the Committee’s recommendations to the Board regarding the Chief Executive Officer’s compensation. The Chief Executive Officer conducts a similar assessment of the performance of the other executive officers and summarizes the results for the Committee when making his compensation recommendations to the Committee at the February Committee meeting.

The Committee’s determination of our executive officers’ base salary adjustments, Long-Term Incentive Plan awards and awards under the individual performance component of the annual Management Incentive Program is based on its assessment of each executive officer’s contribution to our overall financial results for the year and to the accomplishment of our annual operating objectives.

In making recommendations to the Board regarding 2008 compensation opportunity for our named executive officers, the Committee considered the named executive officers’ relative contribution to the primary objectives we developed as 2007 progressed. Those objectives included enhancing customer service, continuing to improve operating margins and reduce costs by improving operating efficiencies, making selective acquisitions and entering into joint ventures to grow our building products distribution and non-U.S. businesses, adjusting our workforce in response to market conditions and continuing to enhance our financial flexibility.

Among the accomplishments related to these objectives considered by the Committee in the context of increasingly difficult operating conditions were our achievement of record safety and customer satisfaction performance in 2007, our achievement of plant operating efficiency goals, the improved operating results for our Worldwide Ceilings segment, the implementation of operational restructuring activities that reduced wallboard capacity, overhead and other costs without adversely affecting operations, the acquisition and integration of California Whole Material Supply, Inc. to expand our building products distribution business, implementation of our joint venture arrangement with a leading Chinese building materials company to manufacture a complete line of ceiling tile and grid systems in China and the significant enhancement of our financial flexibility through accelerated receipt of a $1.1 billion tax refund related to our funding of the asbestos trust, a $422 million common stock offering at $48.60/share, a $500 million bond financing and completion of the tax incentive financing for our new corporate headquarters.

Internal Equity

The Committee also considers the level of compensation opportunity of executive officers based on its judgment of the relative importance of the responsibilities of each executive officer position to USG and each executive officer’s contribution to corporate results. In addition, adjustments may be made to further our longstanding succession planning philosophy of developing and promoting talent from within USG.

The benchmarking methodology and compensation philosophies applied by the Committee in determining the compensation of our Chief Executive Officer are the same as those applied in determining the compensation of our other executive officers. The Chief Executive Officer’s compensation is significantly higher than that of our other named executive officers based on our philosophy of paying market competitive compensation and reflects his broader accountability and the greater percentage of his total compensation that is performance-based. We do not set the compensation level of our executive officers as a multiple of the compensation of any other employee or group of employees.

Elements of Total Compensation

Our total compensation program consists of the following elements:

•	base salary;

•	annual incentive;

•	long-term incentive; and

•	benefits and perquisites.

Base Salary

The starting point for determining base salaries for our executive officers is the annual Hewitt Executive Compensation Competitive Review. Individual salaries for our executive officers generally range between the 50th and 75th percentiles of the comparator group. Factors that warrant paying above the 50th percentile include individual performance, as assessed by the Chief Executive Officer (or in the case of the Chief Executive Officer, the Committee), unique skills or experience, retention considerations and length of service in the position or with

USG. Where the scope of an executive officer’s accountabilities is unique and cannot be reasonably compared to similar positions in the comparator group, we establish the percentile range based on a combination of available market data and internal equity. We do this so that the salary appropriately reflects the executive officer’s contribution and value to USG.

Annual Incentive

Our annual Management Incentive Program, or Program, provides a variable reward opportunity based on corporate net earnings, the achievement of objectives derived from the annual operating plan and, beginning in 2008, the assessment of each participant’s individual performance. The individual performance component was added to the Program to link each participant’s annual incentive compensation more closely to his or her impact on our financial and operational results for the year. We believe the first two components of the Program satisfy the currently applicable requirements of Internal Revenue Code Section 162(m) and the regulations promulgated thereunder regarding the deductibility of “performance-based” compensation in excess of $1 million paid to any of our named executive officers and that awards earned under those components of the Program in 2008 will be fully deductible as “performance-based” compensation. The individual performance component of the Program may in some years satisfy those requirements depending on the nature of the performance goals set for participants. We pay annual incentive awards in February following the year in which they are earned.

The target annual incentive opportunity for participants in the Program is expressed as a percentage of base salary. For 2008, the annual incentive opportunity for executive officers ranged from 45% of base salary to 125% of base salary for the Chief Executive Officer. Our Chief Executive Officer is eligible to receive a higher percentage annual incentive opportunity than our other executive officers in recognition of the broader scope of his responsibilities and impact on corporate performance, and based on market data regarding compensation of chief executive officers of the companies in our comparator group.

For 2008, the annual incentive award opportunity was comprised of the following segments that are designed to provide an incentive to maximize earnings and pursue operational excellence.

• Share of the Earnings:  40% of the annual Program award opportunity was based on a “share of the earnings” formula. We use a portion of our consolidated net earnings to fund a pool from which we pay awards to participants. Adjustments to net earnings may be made (with the Committee’s approval) for the impact of acquisitions and new accounting pronouncements and other specified matters.

We designed the share of the earnings concept to align our annual incentive awards with overall corporate results. As corporate performance (measured by consolidated net earnings) improves, more funds are allocated to the share of the earnings pool and participants receive larger awards. Similarly, if earnings decline, fewer funds are allocated to the pool resulting in lower awards for participants.

Due to the cyclical nature of our business, the allocation of consolidated net earnings to the pool is based on a schedule that is designed so that participants can earn 100% of the par award for this segment of the Program if consolidated net earnings in the current year are equal to 103% of the average of our consolidated net earnings for the prior seven years. The Committee and Board believe use of a rolling average is more reasonable than setting annual earnings targets, particularly when, as now, the housing market experiences significant volatility. We believe the design of the Program motivates managers to maximize financial results at all points of the business cycle.

No award under the share of the earnings portion of the Program is earned if we do not generate positive consolidated net earnings for the year and an award of approximately two times par could be earned if our consolidated net earnings exceed our historical record high. For 2008, we reported a consolidated net loss, and participants received no award for this segment of the Program.

• Operating Focus Targets:  40% of the annual Program award opportunity was based on the achievement of annual operating objectives, called operating focus targets. These targets are derived from our annual planning process and are measurable and verifiable. We use broad, high impact measures such as customer satisfaction, revenue/earnings growth, manufacturing cost and overhead that are designed to promote a balanced performance between operational and long-term growth objectives and to incentivize and reward key achievements even if our net earnings performance does not merit a payout under the share of the earnings segment of the Program. Depending on achievement, the payout can range from zero to 200% for each measure.

The Committee approves the operating focus target measures and minimum, par and maximum performance levels for each measure early in the year. In February of the following year, the Committee reviews the prior year’s performance, including the degree of achievement of each of the operating focus targets and the computation of the share of the earnings formula, before it and the Board approve the payment of annual incentive awards.

In order to perform as efficiently as possible during 2008 and to support our long-term strategies, we identified the following key objectives on which to focus in 2008: extend our customer satisfaction leadership; improve efficiency and reduce costs; leverage our recent investments and acquisitions; and maintain financial flexibility. The operating focus targets for our named executive officers for 2008 were chosen to support these objectives. As a result of this focus, during 2008 we achieved record customer satisfaction performance, reduced overhead by $28 million compared to the prior year, improved the profitability of our ceilings businesses and took other actions to improve operating efficiency. These achievements contributed to the performance in relation to the 2008 operating focus targets for our named executive officers reflected in the table below, which also sets forth other information regarding those 2008 targets.

					2008	Payout
					Performance	Earned
Measure	Weighting	Minimum	Target	Maximum	% of Target	% of Par

Total Overhead ($ in millions)(2)	8%	$400	$385	$370	103.6	193
Customer Satisfaction	8%		(1)		102.6	180
L&W Supply Sales ($ in billions)(3)	8%	$1.75	$2.25	$2.75	89	75
USG Interiors Gross Profit	8%		(1)		100.6	105
Wallboard Cost	8%		(1)		92	60

(1)	We do not publicly disclose customer satisfaction metrics, individual business unit gross profit or wallboard cost because that information constitutes confidential commercial or financial information, the disclosure of which would cause us competitive harm.

(2)	Adjusted to eliminate the effect of currency variations and management incentive, profit sharing and bonus plans.

(3)	Adjusted to eliminate the effect of acquisitions and wallboard price fluctuations.

• Individual Performance:  20% of the annual Program opportunity was based on an assessment of each executive officer’s individual contribution to the accomplishment of our key operational objectives. As noted above, for 2008 those objectives were to extend our customer satisfaction leadership, improve efficiency and reduce costs, leverage our recent investments and acquisitions and maintain financial flexibility.

The payout under this segment of the Program can range from zero to 150% of par. The Committee’s assessment of the Chief Executive Officer’s performance at the February Committee meeting serves as the basis for its recommendation to the Board regarding the Chief Executive Officer’s payout under this segment of the Program. The Chief Executive Officer’s summary of his assessment of the performance of the other named executive officers at the Committee’s February meeting serves as a basis for the Committee’s recommendations to the Board with respect to payouts under this segment of the Program for other executive officers.

In making its assessment of the performance of our named executive officers in 2008, the Committee considered principally our accomplishment of near record safety performance, our achievement of plant operating efficiency goals, the enhancement of our financial flexibility through our issuance of $400 million of contingent convertible notes and our credit agreement amendment and management’s restructuring actions to quickly adjust to rapidly changing market conditions by reducing manufacturing and distribution capacity, spending and staffing. The Committee concluded that this performance merited recognition under the individual performance segment of the Program.

Based on the Committee’s assessment, Messrs. Foote and Metcalf earned payouts of 125% of par, and all other named executive officers earned payouts of 100% of par, for this segment of the Program. Messrs. Foote and Metcalf earned a higher payout in recognition of their leading roles in improving the efficiency of our operating units and directing our restructuring actions.

For 2008, achievement for the operating focus target segment of the Program on an aggregate basis resulted in an earned payout equal to approximately 123% of par for our named executive officers. Combined with the payout under the individual performance segment of the Program, which averaged 110% of par for our named executive officers, and the 0% payout under the share of the earnings segment of the Program, the total earned payout for our named executive officers as a group for the 2008 Program was 71% of par (123% x 40% + 110% x 20%). At the suggestion of management, however, the payout under the Program to each of our named executive officers other than Mr. Bosowski was reduced to 57% of par. In consideration of that reduction, the Board approved awards for those named executive officers under our Long-Term Incentive Plan with commensurately increased grant date values to further align the interests of those executive officers with the interests of stockholders.

Over the past six years, the total payout under our annual Management Incentive Program for executive officers has varied from 45% to 162% of par, and has averaged approximately 100% of par.

Long-Term Incentive

Our equity-based Long-Term Incentive Plan, or Plan, was implemented in 2006. The purpose of the Plan is to align the interests of management with those of our stockholders, drive earnings and provide a competitive compensation opportunity that enables us to attract and retain talented managers. The Plan provides for the use of several types of awards, including stock options, stock appreciation rights, restricted stock, restricted stock units, or RSUs, performance shares, performance units and cash awards.

At their regularly scheduled meetings in February 2008, the Committee and Board approved awards under the Long-Term Incentive Plan for 2008. Each executive officer received an award with a grant date value between the 50th and 75th percentiles of the value of annual long-term incentive awards for similar positions in our comparator group companies, as measured by the Hewitt Executive Compensation Competitive Review.

For executive officers, one-half of the grant date value of the total award was provided in the form of non-qualified stock options. We used stock options to align management and stockholder interests by providing an opportunity for management to achieve meaningful levels of stock ownership, to create a strong incentive for management to grow our business and to provide the opportunity for competitive compensation based on long-term stock price appreciation. The options generally vest at a rate of 25% per year, and the exercise price of the options is the closing price of our common stock on the New York Stock Exchange on the date the option grants were approved by the Board.

One-quarter of the grant date value of the total award was provided in the form of RSUs that generally vest at a rate of 25% per year. We used RSUs for the same reasons we used stock options and also to promote retention of our management team. At grant, their value is equal to our stock price. Their value will increase if our stock price increases during the vesting period, which provides an incentive for management to maximize shareholder return. Because they also have some value even if the stock price does not increase or if it decreases, they promote retention throughout the business cycle.

The remaining one-quarter of the grant date value of the total award was provided in the form of performance shares. The actual number of performance shares to be issued can range from zero to 200% of the number of performance shares awarded, based on a comparison of our total stockholder return over the three-year vesting period ending December 31, 2010 to the total stockholder return for the companies in the Dow Jones U.S. Construction and Materials Index. Adjustments may be made to the Index to reflect changes in the companies included in the Index during the vesting period. We use this Index because it is comprised of companies that participate in the same or similar markets as our operating businesses and, therefore, provides an appropriate benchmark to measure the relative performance of our stock. We also use this Index in the performance graph included in our annual report on Form 10-K. We used performance shares, and total stockholder return as the measure to determine the number of shares that vest, to motivate management to achieve our long-term objectives. The vesting schedule for our performance shares is as follows:

Total USG Stockholder	Percent of
Return Relative to Index	Award Earned(1)

Below 35th percentile	0%
35th percentile	35
50th percentile	100
75th percentile	150
90th percentile or above	200

(1)	Straight-line interpolation is used to ascertain values between vesting tiers.

Stock Ownership Guidelines

We have stock ownership guidelines for our executive officers and other senior managers. Participants are expected to own at a minimum the lesser of their salary multiple or the fixed number of shares set forth below.

Participant	Minimum No. of Shares	Multiple of Base Salary

Chairman and Chief Executive Officer	100,000	5	X
President and Chief Operating Officer	60,000	5	X
Executive Vice President	35,000	4	X
Senior Vice President	15,000	3	X
Vice President	10,000	2	X
Director/Subsidiary VP	3,500	1	X

The guidelines were set at these levels to ensure management owns meaningful levels of stock, taking into account competitive market practice. We expect all participants to reach at least the minimum level of ownership by April 2012. Shares owned, performance shares that have vested and unvested restricted stock units count towards satisfaction of the guidelines. If a participant fails to meet or show progress toward meeting these ownership requirements, we may reduce or suspend future long-term incentive program awards to that participant. All of our current named executive officers meet or exceed their stock ownership guidelines.

Benefits and Perquisites

Broad-Based Retirement, Health and Welfare Benefits

We provide a comprehensive health and welfare package to all of our full-time employees. Our executive officers are eligible to participate in these plans on the same basis as other eligible employees. The package includes the following benefits:

•	Medical, Dental and Vision Plans: All participants contribute approximately 20% of the cost of the coverage for the medical plan and approximately 50% of the cost for the vision and dental plans. We do not provide any supplemental medical coverage or subsidy to any executive officer. All employees hired prior to January 1, 2002, are eligible for retiree medical coverage.

•	USG Corporation Investment Plan (401(k) Plan): This qualified benefit defined contribution plan allows employees to invest up to 20% of salary and annual incentive awards (subject to the maximum level of contribution set by the Internal Revenue Service) in one of nine investment alternatives. We match employee contributions. As part of our cost reduction initiatives in 2008, the employee match was reduced from $.50 per dollar contributed up to 6% of pay to $.25 per dollar contributed to 6% of pay, effective January 1, 2009.

•	USG Corporation Retirement Plan: This qualified defined benefit plan provides a pension benefit based on the participant’s years of credited service in the plan and the participant’s final average pay. The plan requires participants to contribute 2% of pensionable earnings toward benefits. Participants can elect early retirement, with the benefit reduced 5% for each year earlier than age 65 at retirement. Participants who have a combined number of years of age and service equaling 90 can retire at age 62 without a reduction in the benefit or can retire earlier than age 62 with a 3% reduction per year.

We also provide plans for our more highly compensated employees, including our executive officers, that provide benefits to supplement those provided under our Investment Plan and Retirement Plan.

Supplemental Retirement Plan

Approximately 190 employees, including our executive officers, participate in the USG Corporation Supplemental Retirement Plan. This plan restores the benefits which otherwise would be delivered under the USG Corporation Retirement Plan but for the limits on pensionable compensation set by the Internal Revenue Service. The provisions of this plan mirror those of the Retirement Plan, including benefit formulas, definition of final average pay (without Internal Revenue Service limits) and the requirement for the contribution of 2% of pensionable earnings. Further information regarding our retirement plans and the present value of the qualified and supplemental pension benefits for our named executive officers appears under the heading “2008 Pension Benefits Table” beginning on page 38 of this proxy statement.

Deferred Compensation Plan

Approximately 60 employees, including one of our named executive officers, participate in the USG Corporation Deferred Compensation Plan. Due to the contribution limits set by the Internal Revenue Service applicable to the USG Corporation Investment Plan, this nonqualified plan is designed to allow highly compensated employees the opportunity to defer compensation (and thus current income tax) generally until after termination of employment with USG. We do not match deferred amounts. Those amounts are invested as directed by the participant into investment options that mirror those of the USG Corporation Investment Plan. We are obligated to pay the deferred amounts, plus or minus any accumulated earnings or losses on those amounts, to the participants following the termination of the deferral period. Further information regarding the deferred compensation plan for our named executive officers appears under the heading “2008 Nonqualified Deferred Compensation Table” on page 40 of this proxy statement.

Perquisites and Other Benefits

We make certain perquisites and other benefits available to our executive officers as part of providing them a competitive total compensation package and to facilitate their attention to the demands of our business. Executive officers are offered a company automobile (including office parking for our named executive officers), financial, estate planning and tax preparation services, personal liability and Executive Death Benefit Plan coverage, an annual medical examination, and on a limited basis, membership in luncheon clubs. In addition, for security reasons, Mr. Foote is provided with a home security system and company driver for certain occasions. The value of these benefits is described in more detail in the table titled “Supplemental Table” on page 32 of this proxy statement.

Employment Security and Potential Post Employment Payments

We provide all of our executive officers with two employment security arrangements — an employment agreement and a change-in-control severance agreement.

Employment Agreements

We provide these agreements to assist in attracting and retaining executives, to protect our assets and intellectual property and to reduce the potential for litigation related to termination of employment. By setting the terms for the involuntary termination of an executive officer in advance of the termination, these agreements facilitate the Board’s and the Chief Executive Officer’s ability to effectuate smooth transitions in the executive team. The employment agreements generally provide named executive officers with two years of salary and bonus and lump sum payments equal to the cost of continued medical benefits for 18 months and the present value of providing an additional two years of service and age credit under our retirement plans. The agreements provide these benefits only upon termination of the named executive officer’s employment without “cause.” We established these benefit levels after reviewing competitive market practices for employment agreements used by similar types of organizations for executives at similar levels. We believe that the level of benefits provided by our agreements is in line with market practice for those companies that utilize employment agreements.

Consistent with our paying two years’ compensation as severance, the agreements include a requirement that after termination of employment, the executive officer will not compete with us for two years nor solicit our employees for three years. Executive officers are required to sign a release waiving potential claims against us before any payments are made.

Change-In-Control Severance Agreements

We provide these agreements to promote neutrality of our executive officers during potential change in control transactions so they will make the best decision for our stockholders, to retain the executive team in the event of a potential change in control transaction, to protect our intellectual property and to reduce the potential for litigation related to termination of employment. The agreements in effect for our named executive officers generally provide them with three years of salary and bonus and lump sum payments equal to the cost of continued medical benefits for 18 months and the present value of providing an additional three years of service and age credit under our retirement plans. The agreements provide these benefits only in the event that there is a change in control and a termination of the named executive officer’s employment by the Company without “cause” or by the executive for “good reason”. The definition of change in control is the same as in the Plan. Good reason includes, among other things, a reduction in salary or a material diminution in duties, responsibilities or total compensation. The agreements include a “modified gross up” provision. If the total amounts payable to the executive officer would constitute a “parachute payment” resulting in the imposition of an excise tax, the payment will be reduced to the extent necessary to avoid being a parachute payment, unless the reduction would be more than 10% of the total amounts payable. In that case, the payment will be increased to provide the executive officer a net after tax amount equal to the value of the excise tax imposed.

As with our employment agreements, we established these benefits after reviewing competitive market practices for change in control agreements used by similar types of organizations for similar purposes. We believe that the level of benefits provided by our change in control severance agreements is also in line with market practice for organizations that use change in control agreements.

In consideration of our paying severance compensation, these agreements include a requirement that after termination of employment, the named executive officer will not compete with us for one year nor solicit our employees for three years. Executive officers are required to sign a release waiving potential claims against us before any payments are made under these agreements.

Further information regarding the benefits our current named executive officers could receive under these agreements is provided in the tables titled “Potential Payments Upon Termination or Change in Control” beginning on page 40 of this proxy statement.

Tax and Accounting Implications

Management and the Committee reviewed and considered the deductibility of payments under our executive compensation programs under Internal Revenue Code Section 162(m) and the regulations promulgated thereunder. We believe that amounts payable under the share of earnings and operating focus target elements of the Program, gains from stock options and performance shares granted will be fully deductible “performance-based” compensation under Section 162(m). Compensation attributable to the vesting of RSUs and amounts paid under the individual performance element of the Program for 2008 are not “performance-based” compensation under Section 162(m). We also believe that all compensation we provided to our current named executive officers for 2008 is fully deductible, except in the case of Messrs. Foote and Metcalf to the extent that the aggregate of their salary, payout under the individual performance segment of the Program, taxable benefits and perquisites and compensation attributable to the vesting of RSUs exceeds $1 million.

Management and the Committee reviewed all executive compensation programs and arrangements under Internal Revenue Code Section 409A, related to the deferral of compensation, and the current and future year accounting impact of the 2008 Long-Term Incentive Plan awards under Statement of Financial Accounting Standards No. 123(R) when it considered and approved those awards. During 2008, the employment and change-in-control agreements provided to our executive officers and various other compensation and benefit programs were amended to conform with the requirements of Section 409A.

COMPENSATION AND ORGANIZATION COMMITTEE REPORT

USG’s Compensation and Organization Committee has reviewed and discussed the Compensation Discussion and Analysis section with our management. Based on that review and discussion, the Compensation and Organization Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION AND ORGANIZATION COMMITTEE

Steven F. Leer, Chair
Douglas Ford
Marvin E. Lesser
Judith A. Sprieser

2008 SUMMARY COMPENSATION TABLE

The Summary Compensation Table below reflects total compensation earned by or paid to our principal executive and financial officers and our other most highly compensated executive officers for the last three years. Information is provided for Mr. Cook only for 2007 and 2008 because he was not a named executive officer in 2006. Information is provided for Mr. Bosowski only for 2006 and 2008 because he was not a named executive officer in 2007.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
Name, Principal				Stock	Option	Incentive Plan	Compensation	All Other
Position and Years of		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Service	Year	($)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)
William C. Foote,
Chairman and Chief	2008	$1,146,667	—	$2,962,022	$2,550,199	$851,460	$927,054	$87,628	$8,525,030
Executive Officer	2007	1,124,167	—	2,323,117	2,438,030	615,850	181,661	71,093	6,753,918
25 years	2006	1,078,333	$1,902,452	3,205,632	2,919,071	2,333,171	803,293	59,158	12,301,110
Richard H. Fleming,
Executive Vice	2008	527,500	—	681,825	599,370	204,910	1,392,969	36,273	3,442,847
President and Chief	2007	512,500	—	500,302	529,719	145,951	380,217	33,201	2,101,890
Financial Officer	2006	497,500	903,027	642,142	583,814	714,262	586,759	44,172	3,971,676
35 years
James S. Metcalf,
President and Chief	2008	640,000	—	1,454,907	1,078,432	343,842	220,535	49,822	3,787,538
Operating Officer	2007	602,500	—	1,336,960	1,087,928	241,326	—	36,447	3,305,161
28 years	2006	540,000	403,020	248,680	217,087	847,463	185,070	42,457	2,483,777
Stanley L. Ferguson,
Executive Vice	2008	427,500	—	491,287	427,133	166,248	234,770	46,338	1,793,276
President and	2007	412,500	—	374,747	397,231	117,611	50,874	39,816	1,392,779
General Counsel	2006	397,500	821,015	479,703	437,545	571,410	214,669	50,271	2,972,113
21 years
Brian J. Cook,
Senior Vice President,	2008	331,667	—	340,785	299,605	92,514	153,693	35,373	1,253,637
Human Resources	2007	312,500	—	457,854	457,759	61,803	—	33,109	1,323,025
27 years
Edward M. Bosowski(1)
Former Executive	2008	194,583	—	—	—	87,321	187,512	5,242,547	5,711,963
Vice President, Chief Strategy Officer and International 32 years	2006	452,000	351,005	642,142	583,814	645,693	273,768	36,795	2,985,217

(1)	Mr. Bosowski ceased to be an executive officer on May 31, 2008 as a result of the elimination of his position and took retirement under our retirement plans as of that date.

(2)	The amounts shown in this column include payments made under our 2004 Key Employee Retention Plan in 2006, payments made under our 2006 Corporate Performance Plan, or CPP, in January 2007 and special cash awards made to Messrs. Foote, Fleming and Ferguson in recognition of their exceptional leadership and performance throughout our Chapter 11 proceedings and the successful conclusion of those proceedings. The special cash awards to Messrs. Foote, Fleming and Ferguson were in the amounts of $1,000,000, $500,000 and $500,000, respectively. Payments under the Key Employee Retention Plan were as follows: Mr. Foote — $466,402; Mr. Fleming — $227,342; Mr. Metcalf — $213,280; Mr. Ferguson — $180,467; and Mr. Bosowski — $192,186. The January 2007 payments under the CPP were as follows: Mr. Foote — $436,050; Mr. Fleming — $175,685; Mr. Metcalf — $189,740; Mr. Ferguson — $140,548; and Mr. Bosowski — $158,819. The CPP was in effect for eligible participants from January 1, 2006 through the effective date of our emergence from Chapter 11 proceedings on June 20, 2006 and provided for payments equal to a percentage of base salary. In addition to the January payments, payments were made in July 2007 based on our 2006 performance. The July 2007 payments are included in the amounts shown for 2006 in the column headed “Non-Equity Incentive Plan Compensation”.

(3)	The amounts shown in this column reflect the compensation expense recognized in our financial statements for the year indicated in accordance with FAS 123(R) for unvested restricted stock units and unvested performance shares granted under our Long-Term Incentive Plan. However, for purposes of this table, estimates of forfeitures related to service-based vesting conditions have been removed. The expense for each restricted stock unit is equal to the closing market price of our common stock on the date of grant. A Monte Carlo simulation has been chosen for the performance share calculations. The assumptions used in valuing the performance shares are described in Note 15 to our consolidated financial statements included in our 2008 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 20, 2009.

(4)	The amounts shown in this column reflect the compensation expense recognized in our financial statements for the year indicated in accordance with FAS 123(R) for outstanding, unvested nonqualified stock options to purchase USG common stock granted under our Long-Term Incentive Plan. However, for purposes of this table, estimates of forfeitures related to service-based vesting conditions have been removed. A Black-Scholes valuation approach has been chosen for these calculations. The assumptions used in valuing these grants are described in Note 15 to our consolidated financial statements included in our 2008 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 20, 2009.

(5)	The amounts shown in this column include payments under our annual Management Incentive Program for services performed in the year indicated and, for 2006, the payment under the CPP made in July 2007. The amounts paid in July 2007 under the CPP were as follows: Mr. Foote — $636,633; Mr. Fleming — $256,500; Mr. Metcalf — $277,020; Mr. Ferguson — $205,200; and Mr. Bosowski — $231,876.

(6)	The amounts in this column reflect the aggregate change in the actuarial present value of accumulated benefits under our defined benefit pension plans from December 31, 2007 to December 31, 2008, the plan measurement dates used for financial statement reporting purposes. The amount in this column for Mr. Bosowski for 2008 was calculated without taking into account the distribution to him of a portion of his accumulated benefit under our Retirement Plan and all of his accumulated benefit under our Supplemental Retirement Plan in connection with his retirement, as reflected in the “2008 Pension Benefits Table” on page 39 of this proxy statement. No amounts are reflected in this column for Messrs. Metcalf and Cook for 2007 because the aggregate change in the actuarial present value of their accumulated benefits were the following negative amounts: Mr. Metcalf, $(77,794); and Mr. Cook, $(51,478).

(7)	The amounts in this column reflect all other compensation for 2008 that could not properly be reported in any other column. Details regarding all other compensation components, other than severance payments to Mr. Bosowski, which are discussed under the heading “Potential Payments upon Termination or Change in Control” on page 44 of this proxy statement, are provided in the supplemental table below. Several of the benefits listed in the table result in imputed income to the named executive officer. In the case of company provided automobiles, the amounts shown reflect the cost attributed to personal use of the vehicle by the named executive officer, which is imputed as income to him. From time to time, executive officers may use our tickets to sporting venues for personal use and may have a family member accompany them on a plane leased for business purposes. There is no incremental cost to us for these personal benefits and no value is attributed to them in the 2008 Summary Compensation Table. We believe there is no incremental cost associated with our executive officers using our tickets to sporting venues for personal use because the tickets are purchased in advance for the entire season with the intention that they be used for business purposes, they cannot be returned for a refund if they are unused and use for personal purposes occurs only if the tickets have not been reserved for use for a business purpose. We also believe there are no incremental costs associated with our executive officers having a family member accompanying them on a plane leased for business purposes on a space available basis because we lease the entire aircraft and are not charged for use of the aircraft based on the number of passengers.

SUPPLEMENTAL TABLE

	Named Executive Officer
	William C.	Richard H.	James S.	Stanley L.	Brian J.	Edward M.
Item	Foote	Fleming	Metcalf	Ferguson	Cook	Bosowski
Financial Planning	$10,000	—	$6,000	$6,000	$6,000	$6,000
Tax Preparation	5,000	—	2,500	—	—	2,500
Estate Planning	13,504	$5,085	—	7,243	—	20,429
Personal Liability Insurance	612	612	612	612	612	612
Executive Death Benefit Plan and AD&D Coverage	10,687	8,176	3,296	4,797	2,031	3,452
Managers Medical	—	—	6,928	1,650	1,930	1,650
Home Security	829	—	—	—	—	—
Luncheon Clubs	11,348	2,280	3,106	540	2,280	900
Company Automobile (personal use)	29,148	11,580	18,840	16,956	13,980	7,065
Parking	—	2,040	2,040	2,040	2,040	—
Investment Plan Matching Contributions	6,500	6,500	6,500	6,500	6,500	6,500

Total	$87,628	$36,273	$49,822	$46,338	$35,373	$49,108

Long-Term Incentive Plan

In August 2006, March 2007 and February 2008, awards of nonqualified stock options and restricted stock units were made under our Long-Term Incentive Plan, or LTIP. Awards of performance shares were also made under the LTIP in March 2007 and February 2008. The options generally vest at a rate of 20% or 25% per year beginning one year from the date of grant, or earlier in the event of death, disability, a change in control or retirement. They generally expire 10 years from the date of grant, or earlier in the event of death, disability or retirement. Individuals who retire will forfeit one-half of the unvested stock options awarded in 2006. Expense is recognized over the vesting period of the award unless accelerated due to retirement eligibility.

The restricted stock units generally vest at a rate of 25% per year beginning one year from the date of grant, except that a special retention award of restricted stock units made to Mr. Metcalf in March 2007 will vest in March 2012 and that restricted stock units may vest earlier in the event of death, disability or a change in control. Individuals who retire will forfeit one-half of the unvested units awarded in 2006. The remaining units will continue to vest in accordance with their terms. Expense is generally recognized over the vesting period of the award unless accelerated due to retirement eligibility.

The performance shares generally vest after three years from the date of grant based on our total stockholder return relative to the performance of the Dow Jones U.S. Construction and Materials Index for the three-year period, with adjustments to the Index to reflect changes in the companies included in the Index during the performance period. The number of performance shares earned will vary from zero to 200% of the number of performance shares awarded depending on that relative performance. Vesting will be pro-rated based on the number of full months employed during the performance period in the event of death, disability, retirement or a change in control, and pro-rated awards will be paid at the end of the three-year performance period. Each performance share earned will be settled in a share of our common stock. Expense is recognized over the period from the grant date to the end of the performance period.

Employment Agreements

We have entered into an employment agreement with each of our executive officers. These agreements have an initial term expiring on January 1, 2011. They include an automatic renewal feature that renews the agreements for successive one-year terms unless 120 days’ notice of termination is provided before expiration of the current term.

The employment agreements provide for minimum annual salaries, with the minimum annual salaries increased as approved by the Board of Directors, and for participation in all incentive and benefit programs made available to similarly situated executives. They provide that an executive officer who is terminated without cause will be entitled to a lump sum severance payment equal to the sum of (1) two times the executive officer’s base salary and target annual incentive award, (2) the cost of continuing benefits for the executive officer for a period of 18 months and (3) the present value of the additional retirement benefits the executive officer would have been entitled to receive if he or she had an additional two years of age and credited service under our retirement plans.

The employment agreements also include a requirement that after termination of employment the executive officer will not compete with us for two years nor solicit our employees for three years. Executive officers are required to sign a release waiving potential claims against us before any severance payments are made to them under the employment agreements.

2008 GRANTS OF PLAN-BASED AWARDS TABLE

The 2008 Grants of Plan-Based Awards Table below reflects equity and non-equity incentive plan awards made to each of the named executive officers during 2008. Equity awards include restricted stock units (RSU), performance shares (PS) and nonqualified stock options (SO).

											All Other
										Stock	Option
							Estimated Future Payouts			Awards:	Awards:
			Estimated Possible Payouts Under				Under			Number of	Number of	Exercise or	Grant Date Fair
			Non-Equity Incentive Plan Awards				Equity Incentive Plan Awards			Shares of	Securities	Base Price	Value of Stock and
										Stock or	Underlying	of Option	Stock Option
	Award	Grant	Threshold	Target		Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Type	Date	($)	($)		($)	(#)	(#)	(#)	(#)	(#)	($ /Sh)	($)
		(1)					(3)	(3)	(3)	(4)	(5)	(6)	(7)

William C. Foote	RSU	2/13/2008	—	—		—	—	—	—	35,900	—	—	$1,244,653
	PS	2/13/2008	—	—		—	13,895	39,700	79,400	—	—	—	1,763,474
	SO	2/13/2008	—	—		—	—	—	—	—	135,955	$34.67	2,009,415
	MIP	—	(2)	$1,437,500	(2)	(2)	—	—	—	—	—	—	—

Richard H. Fleming	RSU	2/13/2008	—	—		—	—	—	—	8,775	—	—	304,229
	PS	2/13/2008	—	—		—	3,397	9,705	19,410	—	—	—	431,096
	SO	2/13/2008	—	—		—	—	—	—	—	33,235	34.67	491,213
	MIP	—	(2)	371,000	(2)	(2)	—	—	—	—	—	—	—

James S. Metcalf	RSU	2/13/2008	—	—		—	—	—	—	13,565	—	—	470,299
	PS	2/13/2008	—	—		—	5,250	15,000	30,000	—	—	—	666,300
	SO	2/13/2008	—	—		—	—	—	—	—	51,360	34.67	759,101
	MIP	—	(2)	580,500	(2)	(2)	—	—	—	—	—	—	—

Stanley L. Ferguson	RSU	2/13/2008	—	—		—	—	—	—	6,185	—	—	214,434
	PS	2/13/2008	—	—		—	2,394	6,840	13,680	—	—	—	303,833
	SO	2/13/2008	—	—		—	—	—	—	—	23,415	34.67	346,074
	MIP	—	(2)	301,000	(2)	(2)	—	—	—	—	—	—	—

Brian J. Cook	RSU	2/13/2008	—	—		—	—	—	—	4,390	—	—	152,201
	PS	2/13/2008	—	—		—	1,699	4,855	9,710	—	—	—	215,659
	SO	2/13/2008	—	—		—	—	—	—	—	16,620	34.67	245,644
	MIP	—	(2)	167,500	(2)	(2)	—	—	—	—	—	—	—

Edward M. Bosowski	MIP	—	(2)	126,479	(2)	(2)	—	—	—	—	—	—	—

(1)	The grant date is the date on which the stock and option awards were approved by the Compensation and Organization Committee and our Board of Directors.

(2)	The amounts in the Target column reflect the par amounts payable under our 2008 annual Management Incentive Program, or MIP. That Program is described under “Annual Incentive” in the Compensation Discussion and Analysis on page 23 of this proxy statement. There was no threshold or maximum payout under the 2008 Program. The amounts actually paid to our named executive officers under the 2008 Program are included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Total payments to any one individual under our Management Incentive Plan may not exceed $4 million for any year.

(3)	The amounts in the Target column reflect the number of performance shares awarded to the named executive officers on the grant date. The performance shares generally vest after three years from the date of grant based on our total stockholder return relative to the total stockholder return of the companies in the Dow Jones U.S. Construction and Materials Index for the three-year period ending December 31, 2010, with adjustments to the Index to reflect changes in the companies included in the Index for the performance period. The number of performance shares earned will vary from zero to 200% of the number of performance shares awarded depending on that relative performance. The amounts in the Threshold column reflect the number of performance shares that will vest if our total stockholder return is at the 35th percentile of the total stockholder return of the Index companies and the amounts in the Maximum column reflect the number of performance shares that will vest if our total stockholder return is at or above the 90th percentile of the total stockholder return of those companies. Vesting will be pro-rated based on the number of full months employed during the performance period in the case of death, disability, retirement or a change in control, and pro-rated awards will be paid at the end of the three-year performance period. Each performance share earned will be settled in a share of our common stock.

(4)	The amounts in this column reflect the number of restricted stock units awarded to the named executive officers on the grant date. The restricted stock units vest at a rate of 25% per year beginning one year from the date of grant, except that restricted stock units may vest earlier in the event of death, disability, retirement or a change in control.

(5)	The amounts in this column reflect the number of shares of our common stock underlying options awarded to the named executive officers on the grant date. The options vest at a rate of 25% per year beginning one year from the date of grant or earlier in the event of death, disability, retirement or a change in control. They expire 10 years from the date of grant, or earlier in the event of death, disability or retirement.

(6)	The per-share exercise price of the options is the closing price on the date of grant.

(7)	The amounts in this column reflect the aggregate grant date fair value of the equity awards granted on February 13, 2008. The restricted stock unit awards portion is calculated using the closing stock price on the date of grant multiplied by the number of shares underlying the units. The performance share awards portion is calculated using a Monte Carlo simulation value ($44.42) on the date of grant multiplied by the target number of performance shares. The amount attributed to stock options is calculated using the Black-Scholes value ($14.78) on the date of grant multiplied by the number of shares subject to the options.

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The 2008 Outstanding Equity Awards At Fiscal Year-End Table below reflects options and other equity awards held by each of the named executive officers at December 31, 2008. Mr. Bosowski did not hold any equity awards as of that date. Other equity awards include restricted stock units (RSU) and performance shares (PS).

	Option Awards					Stock Awards
										Equity
										Incentive
										Plan Awards:
									Equity	Market
									Incentive	or Payout
			Equity						Plan Awards:	Value of
			Incentive						Number of	Unearned
			Plan Awards:					Market	Unearned	Shares,
	Number of	Number of	Number of				Number of	Value of	Shares,	Units or
	Securities	Securities	Securities			Stock	Shares or	Shares or	Units or	Other
	Underlying	Underlying	Underlying			Award	Units of	Units of	Other	Rights
	Unexercised	Unexercised	Unexcercised	Option		Type	Stock That	Stock That	Rights	That Have
	Options (#)	Options (#)	Unearned	Exercise	Option	and	Have Not	Have Not	That Have	Not
	Exercisable	Unexercisable	Options (#)	Price	Expiration	Year of	Vested	Vested	Not Vested	Vested
Name	(1)	(1)	Unexercisable	($)	Date	Award	(#)(2)	($)(3)	(#)(4)	($)(5)
William C. Foote	26,717	—	—	$38.08	1/02/2009
	92,600	138,900	—	46.17	8/08/2016
	21,827	65,483	—	49.61	3/23/2017
	—	135,955	—	34.67	2/13/2018
						RSU 2006	63,150	$507,726	—	—
						RSU 2007	18,814	151,265	—	—
						PS 2007	—	—	9,711	$78,076
						RSU 2008	35,900	288,636	—	—
						PS 2008	—	—	13,895	111,716
Richard H. Fleming	10,687	—	—	38.08	1/02/2009
	10,687	—	—	34.54	1/02/2010
	18,520	27,780	—	46.17	8/08/2016
	4,850	14,550	—	49.61	3/23/2017
	—	33,235	—	34.67	2/13/2018
						RSU 2006	12,650	101,706	—	—
						RSU 2007	4,182	33,623	—	—
						PS 2007	—	—	2,158	17,350
						RSU 2008	8,775	70,551	—	—
						PS 2008	—	—	3,397	27,312
James S. Metcalf	23,160	34,740	—	46.17	8/08/2016
	7,276	21,829	—	49.61	3/23/2017
	—	51,360	—	34.67	2/13/2018
						RSU 2006	15,800	127,032	—	—
						RSU 2007	6,270	50,411	—	—
						RSU 2007	30,000	241,200	—	—
						Special
						PS 2007	—	—	3,238	26,034
						RSU 2008	13,565	109,063	—	—
						PS 2008	—	—	5,250	42,210
Stanley L. Ferguson	13,880	20,820	—	46.17	8/08/2016
	3,637	10,913	—	49.61	3/23/2017
	—	23,415	—	34.67	2/13/2018
						RSU 2006	9,450	75,978	—	—
						RSU 2007	3,135	25,205	—	—
						PS 2007	—	—	1,619	13,017
						RSU 2008	6,185	49,727	—	—
						PS 2008	—	—	2,394	19,248
Brian J. Cook	9,240	13,860	—	46.17	8/08/2016
	2,425	7,275	—	49.61	3/23/2017
	—	16,620	—	34.67	2/13/2018
						RSU 2006	6,300	50,652	—	—
						RSU 2007	2,089	16,796	—	—
						PS 2007	—	—	1,080	8,683
						RSU 2008	4,390	35,296	—	—
						PS 2008	—	—	1,699	13,660

(1)	Options with an expiration date in 2009 or 2010 are fully vested. Options with an expiration date in 2016 became 20% vested on each of August 8, 2007 and August 8, 2008, and the balance of those options will generally vest in equal annual installments on August 8th of each year from 2009 through 2011. Options with an expiration date in 2017 became 25% vested on each of March 23, 2008 and March 23, 2009, and the balance of those options will generally vest in equal annual installments on March 23rd of each of 2010 and 2011. Options with an expiration date in 2018 became 25% vested on February 13, 2009, and the balance of those options will generally vest in equal annual installments on February 13th of each year from 2010 through 2012.

(2)	The restricted stock units reflected in this column will generally vest in equal annual installments on August 8th of each of 2009 and 2010 for units awarded in 2006. The restricted stock units awarded in 2007 became 25% vested on each of March 23, 2008 and March 23, 2009, and the balance of those restricted stock units will become vested in equal annual installments on March 23rd of each of 2010 and 2011, except that the special 30,000 restricted stock units grant to Mr. Metcalf in 2007 will vest fully on March 23, 2012. The restricted stock units awarded in 2008 became 25% vested on February 13, 2009, and the balance of those restricted stock units will become vested in equal annual installments on February 13th of each year from 2010 through 2012.

(3)	The amounts in this column represent the number of restricted stock units indicated in the Number of Shares or Units of Stock That Have Not Vested column multiplied by the closing price of our common stock on December 31, 2008.

(4)	The numbers of performance shares reflected in this column are the numbers of shares that would be earned if the threshold level of performance is achieved. That level of performance would be achieved if our total stockholder return for the three-year performance period that ends December 31, 2009 or December 31, 2010, as appropriate, is at the 35th percentile of the total stockholder return of the companies in the Dow Jones U.S. Construction and Materials Index, with adjustments to the Index to reflect changes in the companies included in the Index for the performance period. To the extent earned, the performance shares will vest on December 31, 2009 or December 31, 2010, as appropriate.

(5)	The amounts in this column represent the number of performance shares indicated in the Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested column multiplied by the closing price of our common stock on December 31, 2008.

2008 OPTION EXERCISES AND STOCK VESTED TABLE

The 2008 Option Exercises and Stock Vested Table below reflects restricted stock unit awards held by our named executive officers that vested during 2008. No stock options were exercised by our named executive officers during 2008.

	Stock Awards
	Number of
	Shares	Value
	Acquired on	Realized on
Name	Vesting (#)	Vesting ($)(1)
William C. Foote	37,846	$1,072,874
Richard H. Fleming	7,718	219,570
James S. Metcalf	9,990	286,161
Stanley L. Ferguson	5,770	164,176
Brian J. Cook	3,846	109,428
Edward M. Bosowski	1,045	35,561

(1)	The amounts in this column represent the aggregate market value of the shares of our common stock acquired on the dates the restricted stock units vested.

2008 PENSION BENEFITS TABLE

The 2008 Pension Benefits Table below reflects the actuarial present value of the accumulated benefit of each of the named executive officers under our Retirement Plan and Supplemental Retirement Plan, or Plans, calculated using (i) the same discount rates we use for SFAS No. 87, “Employers’ Accounting for Pensions”, or FAS 87, calculations for financial reporting purposes (as of the December 31 measurement date) and (ii) the Plans’ normal retirement age or, if earlier, the individual’s unreduced benefit age under the Plans.

The discount rates by Plan at each measurement date are as follows:

•	December 31, 2008 measurement date: 6.85% for the Retirement Plan and 6.95% for the Supplemental Retirement Plan; and

•	December 31, 2007 measurement date: 6.55% for the Retirement Plan and 6.25% for the Supplemental Retirement Plan

Participants can elect early retirement, with their benefit reduced 5% for each year earlier than age 65 at retirement, or 3% per year from age 62 if the participant has a combined age and benefit service of 90 but has not reached age 62. Participants who have a combined number of years of age and service equaling 90 can retire at age 62 without a reduction in the benefit. Based on projected years of credited service, the unreduced benefit age is age 62 for each of the named executive officers, except for Mr. Ferguson for whom the unreduced benefit age is 62 years and 5 months.

The present values shown in the table reflect postretirement mortality based on the FAS 87 assumption (the RP-2000 mortality table projected to 2016), but do not include a factor for pre-retirement termination, mortality or disability. The Internal Revenue Service requires use of the RP-2000 projected mortality table to determine life expectancies used in the calculation of the lump sum pension benefits payable under the Plans.

Benefits are assumed to be made payable in a lump sum at the assumed retirement age. The Internal Revenue Service mandates the use of specified lump sum yield curve interest rates based on the return of investment grade corporate bonds over varying durations and the 30-year Treasury rate in calculating lump sum payments per the FAS 87 assumption. The mandated lump sum yield curve interest rates are 5.40% for less than five years, 6.50% for five to 20 years and 5.70% for more than 20 years. The mandated 30-year Treasury rate is 2.69%.

The formula under our Plans provides an annual pension benefit equal to the greater of 1% of “final average earnings,” multiplied by the number of years of benefit service, or 1.6% of final average earnings multiplied by years of benefit service less 50% of the social security benefit at age 65. “Final average earnings” are average pensionable compensation (generally salary and annual incentive) for the 36 consecutive months of the last 180 months of service for which pensionable compensation is the highest.

All participants in the Plans contribute 2% of their pensionable compensation to the Plans to fund a portion of their benefit.

In 2000, we authorized establishment by certain individuals, including Messrs. Foote, Fleming and Bosowski, of grantor trusts owned by those individuals to hold accrued benefits under the Supplemental Retirement Plan as a means of assuring the security of those benefits. We did not provide funding to the grantor trusts in 2008.

		Number of Years of	Present Value of	Payments During
		Credited Service	Accumulated	Last Fiscal
Name	Plan Name	(#)(1)	Benefit ($)	Year ($)
William C. Foote	USG Corporation
	Retirement Plan	25.0	$703,720	—
	USG Corporation
	Supplemental
	Retirement Plan	25.0	9,712,481	—
	Total		$10,416,201	—
Richard H. Fleming	USG Corporation
	Retirement Plan	35.1	$1,454,239	—
	USG Corporation
	Supplemental
	Retirement Plan	35.1	7,817,582	—
	Total		$9,271,821	—
James S. Metcalf	USG Corporation
	Retirement Plan	28.1	$530,883	—
	USG Corporation
	Supplemental
	Retirement Plan	28.1	2,176,982	—
	Total		$2,707,865	—
Stanley L. Ferguson	USG Corporation
	Retirement Plan	21.6	$533,738	—
	USG Corporation
	Supplemental
	Retirement Plan	21.6	2,120,676	—
	Total		$2,654,414	—
Brian J. Cook	USG Corporation
	Retirement Plan	27.3	$520,836	—
	USG Corporation
	Supplemental
	Retirement Plan	27.3	1,252,394	—
	Total		$1,773,230	—
Edward M. Bosowski	USG Corporation
	Retirement Plan	32.2	$608,392	$166,579
	USG Corporation
	Supplemental
	Retirement Plan	32.2	—	3,194,445	(2)
	Total		$608,392	$3,361,024

(1)	Represents the number of years of service credited to the named executive officer under the Plans, computed as of December 31, 2008, the pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for 2008.

(2)	As a result of Mr. Bosowski taking retirement, in 2008 Mr. Bosowski received a lump sum payment for all of his accumulated benefit under the USG Corporation Supplemental Retirement Plan in accordance with the terms of the plan. This payment included distribution of the amounts in Mr. Bosowski’s grantor trust.

2008 NONQUALIFIED DEFERRED COMPENSATION TABLE

The USG Corporation Deferred Compensation Plan is a nonqualified plan that allows eligible employees to defer a portion of their base salary and annual incentive compensation and is intended to be a “top-hat” plan described in Section 201(2) of ERISA. A “top- hat” plan, as described in Sections 201, 301, and 401 of ERISA, is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The plan is exempt from the participation, vesting, funding and fiduciary requirements of ERISA and is subject to simplified reporting and disclosure requirements of ERISA. Amounts deferred under the plan are subject to the requirements of Section 409A of the Internal Revenue Code and the plan will be administered consistent with Section 409A. In general, Section 409A imposes requirements as to the timing of elections relating to deferral and payment of compensation deferred by participants under plans such as our deferred compensation plan.

Under the deferred compensation plan, eligible employees may defer up to 50% of their base salary and 75% of their incentive award under our annual incentive program, generally until termination of their employment. The employee is able to allocate deferred amounts into investment options which replicate the funds offered to participants in our Investment Plan. The employee may change that allocation on a daily basis, subject to individual fund manager restrictions.

We do not match amounts deferred under this plan, and those amounts are not considered pensionable earnings for the computation of benefits under our Retirement Plan. Deferrals are considered pensionable earnings for the computation of benefits under our Supplemental Retirement Plan. We are obligated to pay the deferred amounts, plus or minus any accumulated earnings or losses on those amounts, to the participants following the termination of the deferral period.

Mr. Fleming was the only named executive officer to participate in the nonqualified deferred compensation plan during 2008. The following table sets forth information regarding his participation for 2008.

	Executive	Registrant			Aggregate
	Contributions in	Contributions in	Aggregate Earnings	Aggregate	Balance at Last
	Last Fiscal	Last Fiscal	in Last Fiscal Year	Withdrawals/	Fiscal Year
Name	Year ($)	Year ($)	($)	Distributions ($)	End ($)
Richard H. Fleming	$108,315(1)	—	$(53,391)(2)	—	$112,835(3)

(1)	This amount is reported as salary in the Summary Compensation Table.

(2)	This amount is not reported in the Summary Compensation Table.

(3)	Of this amount, $57,938 was reported as salary to Mr. Fleming in the Summary Compensation Table for a prior year.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below reflect the amount of compensation which is vested and also which would be paid to each of our named executive officers, other than Mr. Bosowski who ceased to be an executive officer as a result of the elimination of his position and took retirement effective May 31, 2008, in the event of various termination events. The first column details benefits and other payments which are already vested and therefore payable in the event the named executive officer leaves for any reason, including voluntary resignation or discharge for cause. The subsequent columns show the total amount the executive would receive in each instance, including the vested benefits shown in the first column. The amounts included in the tables are estimates of the present value of the amounts that would be payable to the executive officer upon various types of termination of employment. The actual amounts to be paid upon a termination can not be determined until the event occurs.

Vested Benefits

Vested benefits that would be due the named executive officers upon any termination of employment as of the end of 2008 include:

•	the 2008 annual Management Incentive Program award;

•	vested stock options;

•	balances under the USG Corporation Investment Plan;

•	pension benefits under the USG Corporation Retirement Plan and USG Corporation Supplemental Retirement Plan;

•	retiree medical benefits; and

•	death benefits under our Executive Death Benefit Plan.

Each of these benefits is included in the tables below.

Severance Protections

We provide employment agreements and change-in-control severance agreements to our named executive officers. In the event of a termination of employment by us without “cause,” the employment agreements generally provide for a lump sum severance payment equal to the sum of (1) two times base salary plus current year target annual incentive, (2) the cost of continued participation in benefit plans for 18 months and (3) the present value of the additional retirement benefits the executive officer would have been entitled to receive if he or she had an additional two years of age and credited service under our Retirement Plan and Supplemental Retirement Plan, as well as outplacement services for a period of at least six months. The benefits under the employment agreements are subject to the named executive officers signing a release waiving potential claims against us. The agreements include a requirement that after termination of employment, the executive officers will not compete with us for two years nor solicit our employees for three years. For purposes of the employment agreements, “cause” generally includes the executive’s (i) commission of a felony or fraud, (ii) engaging in conduct that brings us into substantial public disgrace, (iii) commission of gross negligence or gross misconduct with respect to USG, (iv) failure to follow the directives of the Board or Chief Executive Officer, (v) breach of any employment policy or (vi) breach of the employment agreement.

In the event of a termination of employment by us without “cause” or by the named executive officer for “Good Reason” during the two years following a change in control, the change in control agreements provide for a lump sum severance payment equal to the sum of (1) three times the sum of the executive officer’s base salary plus the greater of the executive officer’s target annual incentive for the year in which the termination of employment occurs or the year in which the change in control occurs, (2) an amount equal to the greater of the executive officer’s pro rata target annual incentive award for the year in which the termination of employment occurs or the year in which the change in control occurs, (3) the value of the executive officer’s continued participation in our welfare benefit plans for 18 months and (4) the present value of the additional retirement benefits the executive officer would have been entitled to receive if he or she had an additional three years of age and credited service under our Retirement Plan and Supplemental Retirement Plan, as well as outplacement services for a period of at least six months. In the event that any payments become subject to the excise tax imposed under Internal Revenue Code Section 4999, the executive’s benefits will be cut back to the maximum amount payable without triggering such excise tax. However, in the event that such cut back equals 10% or more of the benefits provided the executive, we will provide a gross-up payment to the executive to cover all excise taxes and income and employment taxes triggered by such gross-up payment to put the executive in the same position as if no tax was imposed under Internal Revenue Code Section 4999. The benefits under the change in control agreements are subject to the named executive officer signing a release waiving potential claims against us. The agreements include a requirement that after termination of employment, the executive officers will not compete with us for one year nor solicit our employees for three years. For purposes of the change in control agreements, key terms are generally defined as follows:

•	“Change in Control” generally includes (i) the acquisition of 20% of the voting power of our common stock, (ii) a change in a majority of the members of our Board of Directors, (iii) the consummation of a reorganization, merger or consolidation, or sale of all or substantially all of our assets or (iv) stockholder approval of a complete liquidation of USG;

•	“Cause” generally includes the executive’s (i) conviction of a crime in connection with the executive’s duties with USG, (ii) intentionally damaging our property or (iii) intentionally disclosing our confidential information; and

•	“Good Reason” generally includes (i) a material diminution in the executive’s duties and responsibilities, (ii) a reduction in the executive’s base salary, target incentive opportunities or benefits or (iii) a required relocation.

Other Benefit Protections

In addition to the vested benefits and severance protections discussed above, the named executive officers have other benefit protections that would be invoked upon certain termination events. As is the case for stock options, restricted stock units and performance shares granted to all employees, these awards vest upon a change in control or upon a termination of employment due to death or disability. Finally, the named executive officers participate in our Executive Death Benefit Plan which provides for death benefits, net of taxes, equal to three times the executive officer’s base salary in the event of termination due to death. Following retirement, the named executive officers are entitled to ongoing death benefits equal to one times base salary.

William C. Foote
						Change in
						Control and
						Involuntary
				Involuntary		Termination
				Termination	Change in	without Cause
	Vested			without	Control	or Good
Benefit Type	Benefits	Death	Disability	Cause	Only	Reason

Cash Severance	—	—	—	$5,175,000	—	$7,762,500
Annual Bonus Payable for Fiscal 2008	$851,460	$851,460	$851,460	851,460	$851,460	851,460
Stock Options	—	—	—	—	—	—
Restricted Stock Units	439,901	693,764	693,764	—	693,764	693,764
Performance Shares	—	—	—	—	255,101	255,101
Corporate Investment Plan	369,958	369,958	369,958	369,958	369,958	369,958
Pension Benefit	10,190,211	7,333,156	17,923,882	12,738,106	10,190,211	14,108,684
Retiree Medical Benefits	113,527	113,527	113,527	113,527	113,527	122,532
Welfare Benefit Continuation	—	—	—	36,164	—	62,922
Death Benefits	262,930	3,450,000	262,930	262,930	262,930	262,930
Excise Tax Gross-Up/Forfeiture	—	—	—	—	—	—

Total	$12,227,987	$12,811,865	$20,215,521	$19,547,145	$12,736,951	$24,489,851

Richard H. Fleming
						Change in
						Control and
						Involuntary
				Involuntary		Termination
				Termination	Change in	without Cause
	Vested			without	Control	or Good
Benefit Type	Benefits	Death	Disability	Cause	Only	Reason

Cash Severance	—	—	—	$1,802,000	—	$2,703,000
Annual Bonus Payable for Fiscal 2008	$204,910	$204,910	$204,910	204,910	$204,910	204,910
Stock Options	—	—	—	—	—	—
Restricted Stock Units	104,174	155,027	155,027	—	155,027	155,027
Performance Shares	—	—	—	—	59,054	59,054
Corporate Investment Plan	305,724	305,724	305,724	305,724	305,724	305,724
Pension Benefit	9,011,316	4,308,903	9,722,481	9,702,264	9,011,316	9,967,511
Retiree Medical Benefits	94,197	94,197	94,197	94,197	94,197	102,202
Welfare Benefit Continuation	—	—	—	69,450	—	133,767
Death Benefits	146,907	1,590,000	146,907	146,907	146,907	146,907
Excise Tax Gross-Up/Forfeiture	—	—	—	—	—	—

Total	$9,867,228	$6,658,761	$10,629,246	$12,325,452	$9,977,135	$13,778,102

James S. Metcalf
						Change in
						Control and
						Involuntary
				Involuntary		Termination
				Termination	Change in	without Cause
	Vested			without	Control	or Good
Benefit Type	Benefits	Death	Disability	Cause	Only	Reason

Cash Severance	—	—	—	$2,451,000	—	$3,676,500
Annual Bonus Payable for Fiscal 2008	$343,842	$343,842	$343,842	343,842	$343,842	343,842
Stock Options	—	—	—	—	—	—
Restricted Stock Units	400,673	464,189	464,189	—	464,189	464,189
Performance Shares	—	—	—	—	89,775	89,775
Corporate Investment Plan	348,717	348,717	348,717	348,717	348,717	348,717
Pension Benefit	2,808,773	3,156,080	7,664,562	3,011,207	2,808,773	3,112,460
Retiree Medical Benefits	155,895	155,895	155,895	155,895	155,895	163,900
Welfare Benefit Continuation	—	—	—	47,252	—	86,787
Death Benefits	99,456	1,935,000	99,456	99,456	99,456	99,456
Excise Tax Gross-Up/Forfeiture	—	—	—	—	—	—

Total	$4,157,356	$6,403,723	$9,076,661	$6,457,369	$4,310,647	$8,385,626

Stanley L. Ferguson
						Change in
						Control and
						Involuntary
				Involuntary		Termination
				Termination	Change in	without Cause
	Vested			without	Control	or Good
Benefit Type	Benefits	Death	Disability	Cause	Only	Reason

Cash Severance	—	—	—	$1,462,000	—	$2,193,000
Annual Bonus Payable for Fiscal 2008	$166,248	$166,248	$166,248	166,248	$166,248	166,248
Stock Options	—	—	—	—	—	—
Restricted Stock Units	74,933	112,922	112,922	—	112,922	112,922
Performance Shares	—	—	—	—	43,127	43,127
Corporate Investment Plan	286,296	286,296	286,296	286,296	286,296	286,296
Pension Benefit	2,670,953	2,147,807	4,968,695	3,439,272	2,670,953	3,856,948
Retiree Medical Benefits	115,132	115,132	115,132	115,132	115,132	129,741
Welfare Benefit Continuation	—	—	—	41,201	—	76,142
Death Benefits	90,672	1,290,000	90,672	90,672	90,672	90,672
Excise Tax Gross-Up/Forfeiture	—	—	—	—	—	—

Total	$3,404,234	$4,118,405	$5,739,965	$5,600,821	$3,485,350	$6,955,096

Brian J. Cook
						Change in
						Control and
						Involuntary
				Involuntary		Termination
				Termination	Change in	without Cause
	Vested			without	Control	or Good
Benefit Type	Benefits	Death	Disability	Cause	Only	Reason

Cash Severance	—	—	—	$1,005,000	—	$1,507,500
Annual Bonus Payable for Fiscal 2008	$92,514	$92,514	$92,514	92,514	$92,514	92,514
Stock Options	—	—	—	—	—	—
Restricted Stock Units	52,091	77,417	77,417	—	77,417	77,417
Performance Shares	—	—	—	—	29,539	29,539
Corporate Investment Plan	314,620	314,620	314,620	314,620	314,620	314,620
Pension Benefit	1,831,763	2,041,255	4,689,119	1,968,284	1,831,763	2,036,585
Retiree Medical Benefits	155,124	155,124	155,124	155,124	155,124	163,129
Welfare Benefit Continuation	—	—	—	35,092	—	60,778
Death Benefits	52,037	1,005,000	52,037	52,037	52,037	52,037
Excise Tax Gross-Up/Forfeiture	—	—	—	—	—	—

Total	$2,498,149	$3,685,930	$5,380,831	$3,622,671	$2,553,014	$4,334,119

Mr. Bosowski served as our Executive Vice President, Chief Strategy Officer and International through May 31, 2008. On that date, Mr. Bosowski ceased to be an executive officer as a result of the elimination of his position and took retirement. As a result of the elimination of his position, in 2008 Mr. Bosowski received payments in the aggregate amount of $5,193,389 in accordance with the terms of his employment agreement. These payments were comprised of (a) a $1,541,000 cash payment equal to two times the sum of his annual salary plus his target annual incentive award, (b) a $3,592,389 cash payment representing the present value of the additional retirement benefits he would have been entitled to receive if he had an additional two years of age and credited service under our retirement plans and (c) a $60,000 cash payment representing the cost of continuing Mr. Bosowski’s welfare benefits for a period of 18 months. No further payments are due Mr. Bosowski under the terms of his employment agreement. Mr. Bosowski’s unvested restricted stock units, stock options and performance shares were forfeited upon his retirement. Vested stock options held by Mr. Bosowski at the time of his retirement have all expired. Upon his retirement, Mr. Bosowski was also eligible to receive his vested benefits under our Retirement Plan, Supplemental Retirement Plan and Investment Plan and to continue to participate in our Retiree Medical Plan and Executive Death Benefit Plan.

2008 DIRECTOR COMPENSATION TABLE

Director Compensation

The Governance Committee is charged with annually reviewing and making recommendations to the Board of Directors regarding director compensation. In making its recommendations, the Governance Committee considers the significant time committed by our directors to the performance of their duties as directors, the high-level leadership experience and special competencies our directors contribute to USG and the director compensation practices of a peer group of companies. Mr. Foote, our Chairman and Chief Executive Officer, and Mr. Metcalf, our President and Chief Operating Officer, do not receive compensation from us for their service as directors. Their compensation is shown in the Summary Compensation Table on page 30 of this proxy statement.

In recent years, our compensation consultants have assisted the Governance Committee in its reviews of director compensation, including conducting a total outside director compensation analysis in 2006 utilizing data for a comparator group of companies included in the Hewitt Total Compensation Measurement database. The 2006 analysis was used in connection with revisions to the director compensation program in 2007.

Cash Compensation

We pay our directors a quarterly cash retainer of $20,000. We pay our committee chairs an additional quarterly cash retainer of $2,500 for each committee chaired. We also reimburse non-employee directors for out-of-pocket expenses they incur in connection with attending meetings and other activities.

Annual Grant

Pursuant to our Stock Compensation Program for Non-Employee Directors, on December 31 of each year our non-employee directors are entitled to receive an annual lump sum cash grant of $80,000 (pro-rated for directors in office less than a year) or, at their option, an equivalent amount in shares of our common stock.

Deferral of Compensation

Directors have the option to defer all or a part of their compensation in the form of deferred stock units that will increase or decrease in value in direct proportion to the market value of our common stock and will be paid in cash or shares of common stock, at the director’s option, following termination of Board service, except that deferred stock units earned prior to January 1, 2008 will only be paid in cash.

Stock Ownership Guidelines

As a guideline, by the later of July 1, 2012 or five years after becoming a director, our non-employee directors are expected to own a number of shares of our common stock and deferred stock units having a value equal to three times the sum of the annual cash retainer (currently $80,000) and the annual lump sum cash grant (currently $80,000) or an aggregate of 15,000 shares and deferred stock units, whichever is less.

The 2008 Director Compensation Table below reflects the compensation we paid to our non-employee directors for 2008.

					Change in
					Pension
					Value and
				Non-Equity	Nonqualified
	Fees Earned			Incentive	Deferred
	or Paid	Stock	Option	Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation
Name	($)(3)	($)(4)	($)	($)	($)(3)	($)(5)	Total ($)

Jose Armario	$160,000	—	—	—	—	—	$160,000

Robert L. Barnett	170,000	—	—	—	—	—	170,000

Keith A. Brown	80,000	$80,001	—	—	—	—	160,001

James C. Cotting	160,000	—	—	—	—	—	160,000

Lawrence M. Crutcher	170,000	—	—	—	—	$3,750	173,750

W. Douglas Ford	170,000	—	—	—	—	—	170,000

David W. Fox(1)	66,667	—	—	—	—	—	66,667

Valerie B. Jarrett(2)	170,000	—	—	—	—	—	170,000

Steven F. Leer	160,000	—	—	—	—	1,970	161,970

Marvin E. Lesser	80,000	80,001	—	—	—	1,250	161,251

Judith A. Sprieser	170,000	—	—	—	—	—	170,000

(1)	Mr. Fox retired as a director on May 14, 2008.

(2)	Ms. Jarrett resigned as a director effective January 1, 2009.

(3)	Messrs. Armario and Leer and Ms. Jarrett deferred all of their compensation into the following numbers of deferred stock units pursuant to the terms of our Stock Compensation Program for Non-Employee Directors: Mr. Armario, 14,949.5273 units; Mr. Leer, 14,949.5273 units; and Ms. Jarrett, 15,522.0421 units. Mr. Ford deferred his annual lump sum grant into 10,369.4102 deferred stock units under that Program. Directors hold the number of deferred stock units shown in the Security Ownership of Directors and Executive Officers table on page 12 of this proxy statement. These deferred stock units are classified as liability awards for accounting purposes. The balances of liability awards are adjusted over the course of the year to reflect changes in the market value of our stock. The net impact of this accounting treatment in 2008 was to reduce award balances by the following amounts: Mr. Armario, $39,802; Mr. Cotting, $156,566; Mr. Ford, $30,849; Ms. Jarrett, $221,297; Mr. Leer, $56,730; and Mr. Lesser, $201,299.

(4)	Messrs. Brown and Lesser elected to receive their annual lump sum grant in shares of our common stock. They were each issued 10,959 shares based on the average of the high and low sales prices of a share of our common stock on December 30, 2008, the last trading day before December 31, 2008. The amount in this column reflects the FAS 123(R) value of the shares when issued.

(5)	Reflects matching contributions under the USG Foundation matching gift program. This program is generally available to our U.S. employees and to our directors. The Foundation matches 50% of donations made to eligible charitable organizations up to a maximum of $5,000 per year for each individual. A portion of the amount for Mr. Crutcher reflects matches for gifts that were made by Mr. Crutcher in 2007 but, due to administrative processing time, were paid by the Foundation in 2008.

AUDIT COMMITTEE REPORT

The Audit Committee, which is comprised entirely of independent directors, has

•	reviewed and discussed USG’s audited financial statements with management,

•	discussed with Deloitte & Touche LLP, USG’s independent registered public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T,

•	received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and discussed with Deloitte & Touche LLP its independence, and

•	based on the review and discussions referred to above, recommended to the Board that USG’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2008.

This report is submitted by the members of the Audit Committee.

Robert L. Barnett, Chair
Jose Armario
Keith A. Brown
Lawrence M. Crutcher
Marvin E. Lesser

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Fees Paid

The following is a summary of the fees billed to us by Deloitte & Touche LLP, the member firms of Deloitte Touche Tomatsu and their respective affiliates, or collectively “Deloitte,” for professional services rendered for the years ended December 31, 2008 and 2007:

Fee Category	2008	2007
	(thousands)

Audit Fees	$2,074	$2,586
Audit-Related Fees	22	308
Tax Fees	82	544
All Other Fees	5	26

Total Fees	$2,183	$3,464

Audit Fees:  Consists of fees billed for professional services rendered for the integrated audit of our consolidated financial statements and internal controls over financial reporting, review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements.

Audit-Related Fees:  Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees” and, for 2007, due diligence and other acquisition-related services.

Tax Fees:  Consists of fees billed for professional services related to tax compliance and other tax services. Fees for tax compliance services, which included assistance regarding federal, state, international and, for 2007, real estate tax compliance, amounted to $41,000 in 2008 and $431,000 in 2007. Fees for other tax services, which primarily included tax audit support and international tax planning, amounted to $41,000 in 2008 and $113,000 in 2007.

All Other Fees:  Consists of subscription fees for Deloitte’s Accounting Research Tool and, for 2007, a lease inspection review.

Pre-Approval of Services

The Audit Committee’s policy for approval of audit and non-audit services to be performed by our independent registered public accountants is attached as Annex A to this proxy statement.

Review of Deloitte’s Independence

Since 2002, Deloitte has served as the independent registered public accountants with respect to our financial statements. In September 2008, Deloitte advised us that they believed a member of Deloitte’s client service team that serves us had entered into option trades involving our securities in 2004 and 2007. This individual had served as the advisory partner on Deloitte’s client service team for us from 2004 until September 2008. The advisory partner is no longer an active partner at Deloitte. Under the Deloitte client service model as we understand it, the role of an advisory partner is primarily to serve in a client-relationship maintenance and assessment role. Securities and Exchange Commission rules require that we file annual financial statements that are audited by registered independent public accountants. SEC rules also provide that when a partner serving in a capacity such as that of this advisory partner has an investment in securities of an audit client, the audit firm should not be considered independent with respect to that client.

Based on our review of the former advisory partner’s role and activities, we do not believe that he had any substantive role or influenced any substantive portion of any audit or review of our financial statements. The former advisory partner attended many, but not all, of our Audit Committee meetings. At these meetings, he reviewed with the committee reports of the annual inspection of Deloitte conducted by the Public Company Accounting Oversight Board as well as Deloitte’s annual client service assessments. He did not review any substantive audit matters with the committee at any of these meetings or at any other time. The former advisory partner also met once or twice a year with our Audit Committee Chair and once per year with the other members of our Audit Committee as well as our chief executive officer and chief financial officer. The stated purpose of these meetings was to foster and strengthen Deloitte’s ongoing relationship with us. The former advisory partner attended our annual meetings of shareholders as one of the Deloitte representatives attending those meetings. Neither the former advisory partner nor any other Deloitte representatives spoke at any of these meetings and no questions were asked of Deloitte.

At the direction of our Audit Committee, we conducted an extensive investigation into the facts and circumstances of the extent of any involvement of the former advisory partner with our audit. We retained outside counsel and a consulting firm specializing in accounting issues to assist in this investigation. Outside counsel led the process and conducted personal interviews with the current and former lead client service partners, the concurring review partner, the current and former senior managers on our account and the tax matters partner, as well as the members of our Audit Committee and key members of our internal finance and accounting departments, including our chief financial officer and our controller. Our outside counsel also reviewed a significant amount of related documentation, including the minutes and related materials of all of our Audit Committee meetings that have taken place since 2002, as well as a significant number of documents produced for our review by Deloitte pertaining to the former advisory partner’s involvement on our account. These documents included the former advisory partner’s time entries, his annual goals and assessments of his success in meeting these goals, copies of the former advisory partner’s certifications regarding his trading activity (which excluded any mention of trades in our securities), copies of internal Deloitte memoranda from others that worked on our account articulating their views of the former advisory partner’s role with respect to our account and email and other correspondence with this advisory partner that may have addressed matters related to our account. Deloitte also conducted its own investigation into this situation.

After these investigations were concluded, management and Deloitte advised our Audit Committee that no evidence was discovered that indicated that the former advisory partner had any influence over or substantive role in the performance of, or the report with respect to, Deloitte’s audits or reviews of our financial statements. Deloitte delivered a letter to our Audit Committee stating that, despite the trades in our securities by their advisory partner, Deloitte was throughout the time it served as our auditors, and currently is, independent of us within the meaning of the SEC rules and is qualified to serve as our registered independent public accountants. Based on the foregoing, management’s recommendation, the limited role of the former advisory partner and our Audit Committee’s understanding of the application of the relevant SEC rules, our Audit Committee unanimously accepted Deloitte’s conclusion and letter regarding its independence and concluded that, based on all of the facts and circumstances known to the committee at the time of its conclusion, Deloitte’s independence was not impaired with respect to any of our financial statements covering periods during which the former advisory partner was involved in Deloitte’s service relationship with us, including the current period. We and Deloitte reported our respective conclusions regarding this matter to the SEC.

On February 10, 2009, Deloitte delivered a letter to our Audit Committee in which it reaffirmed its independence from us as of that date.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS

In accordance with its charter, the Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accountants for 2009. The Audit Committee requests that stockholders ratify this appointment. Deloitte & Touche LLP has been examining our financial statements since 2002.

One or more representatives of Deloitte & Touche LLP will be present at the annual meeting to respond to appropriate questions from stockholders, and they will have the opportunity to make a statement if they desire to do so.

The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers, directors and greater than 10% owners file reports of beneficial ownership and changes in beneficial ownership of our common stock with the Securities and Exchange Commission. Based on a review of ownership reports filed with the Securities and Exchange Commission during 2008, we believe that all filing requirements under Section 16(a) were met by our directors and executive officers during that year.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

On June 25, 2001, USG and 10 of its subsidiaries filed for reorganization under Chapter 11 of the United States Bankruptcy Code. USG and those subsidiaries emerged from Chapter 11 on June 20, 2006. As a result, within the last five years, all of our executive officers have been associated with a corporation that filed a petition under the federal bankruptcy laws that remained contested and had not been finally approved.

ADDITIONAL INFORMATION

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone or other means with no additional compensation paid for those services.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission, will be sent without charge to any stockholder upon written request addressed to USG Corporation, c/o Corporate Secretary, 550 West Adams Street, Chicago, Illinois 60661-3676. The Annual Report on Form 10-K may also be accessed at the Securities and Exchange Commission website www.sec.gov or our website www.usg.com.

The Board does not know of any matter to be presented for action at the annual meeting other than the matters identified in this proxy statement. If any other matter is properly presented for action, the individuals named in the proxy solicited by the Board intend to vote on such matter in accordance with their best judgment on behalf of the stockholders they represent.

DEADLINE FOR STOCKHOLDER PROPOSALS

Stockholder proposals intended for inclusion in the proxy statement for our next regularly scheduled annual meeting in May 2010 must be received by us no later than December 4, 2009. Any stockholder proposal must comply with Rule 14a-8 of Regulation 14A of the Securities and Exchange Commission. Under our By-laws, stockholder proposals not intended for inclusion in the proxy statement, but intended to be raised at our regularly scheduled annual meeting of stockholders in May 2010, including nominations for election of director(s) other than the Board’s nominees, must be received no earlier than January 3, 2010 nor later than February 2, 2010 and must comply with the procedures outlined in our By-laws. The By-laws are accessible on our website www.usg.com. A copy of the By-laws also is available upon written request to USG Corporation, c/o Corporate Secretary, 550 West Adams Street, Chicago, Illinois 60661-3676.

By order of the Board of Directors,

Ellis A. Regenbogen
Vice President, Associate General Counsel
and Corporate Secretary

April 3, 2009

Annex A

USG Corporation

Audit Committee Pre-Approval Policy

The Audit Committee has adopted the following guidelines regarding the engagement of an independent registered public accounting firm to perform audit and non-audit services for USG Corporation (the “Corporation”).

STATEMENT OF PRINCIPLES

In accordance with Sections 201(a) and 202 of the Sarbanes-Oxley Act of 2002, the Audit Committee pre-approves all audit and non-audit services performed by the independent auditors. The Audit Committee will periodically review and authorize policies and procedures, including pre-approval policies and procedures, for the Corporation to follow in engaging the independent auditors to provide services to the Corporation.

When the Corporation seeks to engage the independent auditors to provide services not pre-approved in the annual authorization, specific pre-approval of such services must be made by the Audit Committee or its Chair. Any pre-approval by the Chair must be presented to the Audit Committee at its next regularly scheduled meeting. The independent auditors are not authorized to provide any services that are prohibited by United States Securities and Exchange Commission (the “SEC”) regulation, or any other applicable law or regulation. Additionally, the independent auditors are not allowed to provide any service to the Corporation under a contingent fee arrangement.

AUDIT SERVICES

At its March meeting, the Audit Committee will review and approve the independent auditors’ plan for the year outlining the scope of audit services (including statutory audit engagements as required under local country laws) to be performed for the year, the proposed fees and the related engagement letter. During the remainder of the year, the Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, the Corporation’s structure or other matters.

Audit services include the annual audits of the Corporation’s internal controls and consolidated financial statements and quarterly reviews of the Corporation’s consolidated financial statements, all in accordance with generally accepted auditing standards. Audit services also include statutory audits of the Corporation’s subsidiaries as required by local country laws.

Audit services also may include services related to the issuance of comfort letters, consents, the review of registration statements filed with the SEC, and the review of, or consultation related to, non-ordinary transactions that may arise during the year. These other audit services may be approved from-time-to-time by the Audit Committee in the same manner as the pre-approval of non-audit services described below.

NON-AUDIT SERVICES

In cases where management believes that the Corporation’s independent auditors should be used for non-audit services, management will submit to the Audit Committee for approval annually at its November meeting, a detailed list of particular non-audit services that it recommends the Audit Committee engage the independent auditors to provide during the following calendar year, as well as detailed backup documentation to the extent necessary to inform the Audit Committee of each of the specific services proposed to be provided. Management and the independent auditors will each confirm to the Audit Committee that each non-audit service on the list is permissible under applicable legal requirements, including the SEC’s rules regarding auditor independence. In addition to the list of planned non-audit services, a related budget for expenditures for each non-audit service for the following calendar year will be provided. The budget for non-audit services will reflect the Corporation’s policy that fees for non-audit work related to tax planning and other services generally should not exceed the fees for audit, audit-related and tax compliance services.

The Audit Committee will evaluate the non-audit services recommended by management and assess whether the provision of such services is consistent with appropriate principles of auditor independence and such other factors that the Audit Committee considers relevant, including the principles that (1) the auditor cannot function in the role of management, (2) the auditor cannot audit his or her own work and (3) the auditor cannot serve in an advocacy role for the Corporation. Based on such evaluation, the Audit Committee will determine whether to approve each non-audit service and the budget for each approved service.

Management is responsible for monitoring the non-audit services provided and the level of related fees against the pre-approval authorization, and will report each actual service provided and a comparison of actual versus pre-approved fees for such service to the Audit Committee on a periodic basis and no less frequently than annually. The independent auditor also will monitor its actual services and fees against the pre-approval authorization and advise management if it is reasonably likely that the level of pre-approved fees for any particular service may need to be exceeded or if it believes that a requested service is not consistent with the pre-approval authorization of the Audit Committee. Any reasonably likely budget overrun, as well as any unresolved question regarding whether a requested service has been pre-approved, shall be reported to the Audit Committee, or its Chair, as promptly as is appropriate under the circumstances, and in any event, no later than the next regularly scheduled Audit Committee meeting.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chair the authority to amend or modify the list of approved non-audit services and related fees. The Chair will report to the Audit Committee at its next meeting any approval so given.

Non-audit services include the following:

Audit-Related Services — These include assurance and related services that are reasonably related to the performance of the audit or review of the Corporation’s financial statements and that are traditionally performed by the independent auditors. Audit-related services may include, among other things, assistance related to the internal control reporting requirements prescribed under Section 404 of the Sarbanes-Oxley Act of 2002, due diligence related to acquisitions, joint ventures and dispositions, attest services that are not required by statute and consultations concerning financial accounting and reporting matters not related to the current-year audit.

Tax Services — Tax services may include, but are not limited to, services such as international tax compliance services, property tax services, expatriate tax services, domestic and international tax planning and tax advice related to acquisitions, joint ventures and dispositions. The Audit Committee will normally not permit the retention of the independent auditors in connection with a transaction initially recommended by the independent auditors, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

Other Services — The Audit Committee also may grant pre-approval to other permissible non-audit services in situations that it considers appropriate.

PROHIBITED NON-AUDIT SERVICES

Non-audit service categories that are prohibited, including those listed under Section 201 of the Sarbanes-Oxley Act of 2002 and Rule 2-01(c)(4) of Regulation S-X and further defined in the regulations, are identified below:

1. Bookkeeping or Other Services Related to the Corporation’s Accounting Records or Financial Statements

2. Financial Information Systems Design and Implementation

3. Appraisal or Valuation Services, Fairness Opinion or Contribution-in-Kind Reports

4. Actuarial Services

5. Internal Audit Outsourcing Services

6. Managerial Functions

7. Human Resources

8. Broker-Dealer, Investment Advisor or Investment Banking Services

9. Legal Services

10. Expert Services

11. Services related to marketing, planning or opining in favor of the tax treatment of a confidential or “aggressive” transaction, including listed transactions

12. Tax services to certain members of management who serve in financial reporting oversight roles at the audit client or to the immediate family members of such individuals

The foregoing list is subject to the SEC’s rules and relevant interpretive guidance concerning the precise definitions of these services and the potential applicability of exceptions to certain of the prohibitions.

Annual Meeting of Stockholders

of USG Corporation

May 13, 2009, 9:00 a.m., Central Time
550 West Adams Street

Chicago, Illinois 60661
You must present this ticket (top portion only) to a USG representative to be admitted to the USG Corporation Annual Meeting.
Important Notice Regarding the Availability of Proxy Materials: The Annual Report on Form 10-K, Notice of
Annual Meeting of Stockholders and Proxy Statement and Letter from USG Corporation’s Chairman and Chief
Executive Officer and its President and Chief Operating Officer are available at www.proxyvote.com.

M11240

PROXY - USG CORPORATION
This proxy is solicited on behalf of the Board of Directors
of USG Corporation for its Annual Meeting of Stockholders
on May 13, 2009
The undersigned hereby appoints William C. Foote and Ellis A. Regenbogen, and each or either of them, attorneys, with power of substitution and with powers the undersigned would possess, if personally present, to vote all stock of the undersigned in USG CORPORATION at the annual meeting of stockholders of USG Corporation to be held at 550 West Adams Street, Chicago, Illinois on May 13, 2009, and at any adjournment or postponement thereof, on the matters shown on the reverse side and as set forth in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
This proxy, when properly executed, will be voted in the manner directed herein and in the discretion of the proxy holder on all other matters properly coming before the meeting. If no direction is given, this proxy will be voted FOR all of the Board of Directors’ nominees for election to the Board of Directors and FOR the ratification of the appointment of Deloitte & Touche LLP as USG Corporation’s independent registered public accountants for 2009, except for any shares the undersigned holds in the USG Corporation Investment Plan, which will be voted according to the rules of that plan.
PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY FORM PROMPTLY USING THE ENCLOSED
ENVELOPE, EXCEPT IF YOU VOTE BY TELEPHONE OR INTERNET.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side

USG CORPORATION
550 WEST ADAMS STREET
CHICAGO, IL 60661
ANNUAL MEETING ADMISSION TICKET
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 12, 2009. Have your proxy form in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy forms and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 12, 2009. Have your proxy form in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy form and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M11239	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY FORM IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE

USG CORPORATION

Annual Meeting Proxy Form

A	Proposals	☐	☐	☐

The Board of Directors recommends a vote “FOR” all the nominees listed.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the number of the nominee on the line above.
1.	Election of Directors

Nominees:
01)	Jose Armario

02)	W. Douglas Ford

The Board of Directors recommends a vote “FOR” the following proposal.		For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for the year ending December 31, 2009	☐	☐	☐

B	Non-Voting Items

For address changes, please check this box and write them on the back where indicated.		☐

Meeting Attendance	☐	☐
Please indicate if you plan to attend the Annual Meeting.
	Yes	No

C	Authorized Signatures

Sign your name(s) EXACTLY as it or they appear ABOVE. If signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date